Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of

January 21, 2022

by and among

TAMARACK BUYER, L.L.C.,

VERISK ANALYTICS, INC.

and

3E COMPANY ENVIRONMENTAL, ECOLOGICAL AND ENGINEERING

(solely for the limited purpose set forth herein)

i

Exhibits

Exhibit A – Allocation Schedule

Exhibit B – Restructuring Steps

Exhibit C – Form of Deferred Consideration Agreement

Exhibit D − Form of Transition Services Agreement

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of January 21, 2022 by and among Tamarack Buyer, L.L.C., a Delaware limited liability company (“Buyer”), Verisk Analytics, Inc., a Delaware corporation (“Seller”), and 3E Company Environmental, Ecological and Engineering, a Delaware corporation (“3E USA”) (in the case of 3E USA, solely for the purpose of this Agreement constituting a binding agreement between Seller and 3E USA to make the Section 336(e) Election as contemplated by Treasury Regulation Section 1.336-2(h)(1)(i) pursuant to Section 7.09(a) hereto).

W I T N E S S E T H:

WHEREAS, Seller is the direct or indirect owner of all of the issued and outstanding shares of capital stock of the Target Companies and the Target Subsidiaries (collectively, the “Shares”);

WHEREAS, no later than immediately prior to the Closing, Seller shall effect the transactions (the “Restructuring”) contemplated by the restructuring steps set forth in Exhibit B attached hereto, as it may be amended in accordance with Section 2.08 (the “Restructuring Steps”);

WHEREAS, Buyer desires to purchase (and/or to cause its Affiliates to purchase), and Seller desires to sell or cause the sale to Buyer of, all of the issued and outstanding shares of capital stock of Verisk 3E Canada ULC (“Verisk Canada”), a Canadian limited company, and Verisk Europe Aps (“Verisk Europe”), a Danish private limited company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Buyer desires to purchase (and/or to cause its Affiliates to purchase), and Seller desires to sell or cause the sale to Buyer of, the remaining Shares upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to and condition of Seller’s willingness to enter into this Agreement and the other Transaction Agreements to which it is a party, Buyer is delivering to Seller a limited guarantee of New Mountain Partners VI, L.P., a Delaware limited partnership, and New Mountain Partners VI Luxembourg, SCSp, a special limited partnership (société en commandite spéciale) established under the laws of the Grand Duchy of Luxembourg (collectively, “Sponsor”), in favor of Seller with respect to the performance by Buyer of certain of its obligations hereunder, duly executed by Sponsor and dated as of the date hereof (the “Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged and agreed), and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article 1
Definitions

Section 1.01.      Definitions. (a) In this Agreement, the following words and expressions shall have the following meanings:

“Accounting Principles” means GAAP, and to the extent not inconsistent with GAAP, the accounting principles, practices and methodologies used in the preparation of the Financial Statements.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, unless otherwise expressly specified, from and after the Closing, (i) none of the Companies shall be considered an Affiliate of Seller and (ii) Seller shall not be considered an Affiliate of any of the Companies. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings for purposes of this Agreement. For purposes of this Agreement, any “portfolio company” (as such term is commonly understood in the private equity industry) of any investment fund affiliated with any Person shall not be considered an “Affiliate” of such Person.

“Antitrust Laws” means any of the HSR Act, the Sherman Act of 1980, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 and any other Applicable Law designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Applicable Law” means, with respect to any Person, all applicable transnational, domestic or foreign federal, state, local or municipal laws, rules, regulations, ordinances, directives, tariffs, statutes, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, and all other laws of, or having an effect in, any jurisdiction from time to time, any rules of any stock exchange on which the shares of any party (or its holding company) are listed and any binding order, decree, ruling or other legally enforceable requirement of any Governmental Authority having jurisdiction with respect to such Person.

“Balance Sheet Date” means September 30, 2021.

“Business” means the business as currently conducted by Seller and its Affiliates of providing environmental, health & safety products and services related to workplace safety, product compliance, and supply chain stewardship.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Liabilities” means all Liabilities of Seller and its Affiliates (including the Companies) solely to the extent arising out of or resulting from the Business, whether prior to, at or after the Closing.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Applicable Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Applicable Law).

“Cash” means, with respect to any Person as of any time, (i) the cash and cash equivalents (other than Foreign Cash) held by such Person at such time, as calculated in accordance with GAAP plus (ii) the aggregate Foreign Cash Amount for all jurisdictions set forth in Section 1.01(a)(i) of the Seller Disclosure Schedule (the “Foreign Cash Schedule”); provided that (a) Cash and Foreign Cash shall be calculated without giving effect to GAAP solely to the extent that GAAP would reclassify the cash amounts held in any bank (taking all such accounts together for purpose) with a negative balance to zero with a corresponding increase in a current liability, (b) Cash and Foreign Cash shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of such Person at such time, (c) Cash and Foreign Cash shall be calculated net of issued but uncleared checks and drafts written or issued by or to any of the Companies, (d) to the extent any amount required to calculate Cash or Foreign Cash on the relevant calculation date is denominated in a currency other than U.S. dollars, such amount shall be translated into U.S. dollars using the exchange rate applicable to obligations payable in the relevant foreign currency published on the website OANDA.com on the applicable calculation date and (e) Cash and Foreign Cash, as applicable, shall be reduced by the amount of (i) any Cash and Foreign Cash distributed to Seller or any of its Affiliates, (ii) any payables to Seller and/or any of its Subsidiaries (excluding the Companies) that are settled by one or more of the Companies, (iii) Indebtedness paid off, redeemed or otherwise retired for value and (iv) any Transaction Expenses paid, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), after the Reference Time and prior to the Closing.

“Closing Cash” means the aggregate amount of Cash of the Companies as of the Reference Time; provided that, for the sake of clarity, Closing Cash shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.08.

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means the aggregate amount of Indebtedness as of immediately prior to the Closing; provided that, for the sake of clarity, Closing Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.08.

“Closing Net Working Capital” means Net Working Capital as of the Reference Time; provided that, for the sake of clarity, Closing Net Working Capital shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.08.

“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) if the Closing Net Working Capital is greater than $3,300,000, the Closing Net Working Capital minus $3,300,000, (b) if the Closing Net Working Capital is less than $2,700,000, the Closing Net Working Capital minus $2,700,000, or (c) if the Closing Net Working Capital is greater than or equal to $2,700,000 but less than or equal to $3,300,000, $0.

“Closing Purchase Price” means $630,000,000, plus (a) the Closing Net Working Capital Adjustment Amount, minus (b) Closing Indebtedness, plus (c) Closing Cash, minus (d) Transaction Expenses, each as finally determined pursuant to Section 2.06.

“Code” means the Internal Revenue Code of 1986.

“Combined Tax” means any Tax with respect to which any Company has filed or will file a Tax Return with a member of any Seller Group (other than a Company) on an affiliated, consolidated, combined or unitary group basis.

“Companies” mean the Target Companies and the Target Subsidiaries.

“Company Benefit Plan” means any Employee Benefit Plan (other than any plan, program or arrangement sponsored by a Governmental Authority) that (i) is not a Seller Benefit Plan and (ii) is sponsored, maintained or contributed to by any of the Companies or in which any of the Companies has any current or future liabilities.

“Company Employee” means any current or former employee of any Company.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned (or purported to be owned) by any of the Companies.

“Confidentiality Agreement” means the Confidentiality Agreement between New Mountain Capital, L.L.C. and Seller dated October 26, 2021.

“Contract” means any written and legally binding executory contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, facility capacity limitation, social distancing, shut down, closure, sequester, safety or similar Applicable Law, directive or guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Debt Financing Sources” means the Persons that have committed to provide or arrange any debt financings in connection with the transactions contemplated hereby, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, attorneys, agents and respective permitted successors and assigns.

“Deferred Consideration Agreement” means the Deferred Consideration Agreement in the form attached hereto as Exhibit C to be entered into between Seller and Buyer at the Closing.

“Employee Benefit Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA or (b) employment, offer letter, individual consulting, severance, equity-based, phantom equity, profit sharing, bonus, incentive, separation, change in control, deferred compensation, fringe benefit, vacation, paid time off, retention or other compensatory or health or welfare benefit plan program, policy, arrangement or agreement, in each case in which Company Employees and other individual service providers of the Companies participate or are eligible to participate.

“Environmental Laws” means any and all Applicable Laws relating to pollution or protection of the environment, or to human health or safety (solely as related to exposure to Hazardous Substances).

“Equity Interests” means any (a) shares or units of capital stock or voting or other equity securities, (b) membership interests or units, (c) other interest or participation (including phantom shares, units or interests or equity appreciation rights or equity-based performance units or Contracts) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (d) subscriptions, calls, warrants, options, convertible or exchangeable securities, rights of first refusal, preemptive or similar rights, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests described in the foregoing clauses (a) through (c), or (e) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (a) through (d) or any other equity securities.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed to be a member of the same “controlled group” with such Person within the meaning of Section 4001(a)(14) of ERISA or Section 414 of the Code.

“Estimated Closing Purchase Price” means, $630,000,000, plus (a) Estimated Net Working Capital Adjustment Amount, minus (b) Estimated Closing Indebtedness, plus (c) Estimated Closing Cash, minus (d) Estimated Transaction Expenses.

“Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) if the Estimated Closing Net Working Capital is greater than $3,300,000, the Estimated Closing Net Working Capital minus $3,300,000, (b) if the Estimated Closing Net Working Capital is less than $2,700,000, the Estimated Closing Net Working Capital minus $2,700,000 or (c) if the Estimated Closing Net Working Capital is greater than or equal to $2,700,000 but less than or equal to $3,300,000, $0.

“Foreign Cash” means, with respect to any Person as of any time,  the cash and cash equivalents held by such Person at such time in any of the jurisdictions set forth in the Foreign Cash Schedule, as calculated in accordance with GAAP.

“Foreign Cash Amount” means with respect to any Person as of any time and each jurisdiction set forth in the Foreign Cash Schedule, (a) if the amount of Foreign Cash in such jurisdiction is less than the “Minimum Cash Amount” for such jurisdiction as set forth on the Foreign Cash Schedule, the Foreign Cash Amount for such jurisdiction shall equal $0; (b) if the amount of Foreign Cash in such jurisdiction is greater than or equal to the “Minimum Cash Amount” but less than or equal to the “Targeted Cash Amount”, in each case, for such jurisdiction as set forth on the Foreign Cash Schedule, the Foreign Cash Amount for such jurisdiction shall equal the amount of Foreign Cash in such Jurisdiction; (c) if the amount of Foreign Cash in such jurisdiction is greater than the “Targeted Cash Amount” but less than or equal to the “Maximum Cash Amount”, in each case, for such jurisdiction as set forth on the Foreign Cash Schedule, the Foreign Cash Amount for such jurisdiction shall equal (i) the “Targeted Cash Amount” for such jurisdiction as set forth on the Foreign Cash Schedule plus (ii) an amount equal to the product of (A) the “Agreed Leakage Factor” for such jurisdiction as set forth on the Foreign Cash Schedule multiplied by (B) the difference between (I) the amount of Foreign Cash in such jurisdiction less (II) the “Targeted Cash Amount” for such jurisdiction as set forth on the Foreign Cash Schedule; and (d) if the amount of Foreign Cash in such jurisdiction is greater than the “Maximum Cash Amount” for such jurisdiction as set forth on the Foreign Cash Schedule, the Foreign Cash Amount for such jurisdiction shall equal (i) the “Targeted Cash Amount” for such jurisdiction as set forth on the Foreign Cash Schedule plus (ii) an amount equal to the product of (A) the “Agreed Leakage Factor” for such jurisdiction as set forth on the Foreign Cash Schedule multiplied by (B) the difference between (I) the “Maximum Cash Amount” less (II) the “Targeted Cash Amount”, in each case, for such jurisdiction as set forth on the Foreign Cash Schedule.

“Fraud” means the making by a party hereto, to another party hereto, of an express representation or warranty contained in this Agreement if at the time such representation or warranty was made by such first party, (i) such representation or warranty was inaccurate, (ii) such party had actual knowledge (without imputed or constructive knowledge, and without any duty of inquiry or investigation) that such representation or warranty was inaccurate, (iii) in making such representation or warranty the Person(s) with knowledge of the inaccuracy thereof had the intent to deceive such other party and to induce such other party to enter into this Agreement, and (iv) such other party acted in reasonable reliance on such representation or warranty and suffered damages as a result of such reliance. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time but not later than the Balance Sheet Date.

“Governmental Authority” means any transnational, domestic or foreign federal, provincial, state, local or municipal government (including any subdivision, court, administrative agency, regulatory body or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including any Taxing Authority.

“Hazardous Substances” means any pollutant, contaminant, waste or any toxic, radioactive or otherwise hazardous substance, as such terms are defined in, or regulated pursuant to, any Applicable Law relating to the environment, including any petroleum or petroleum products, asbestos or asbestos-containing material, polychlorinated biphenyls, urea-formaldehyde insulation, lead, radon, mold, per- and polyfluoroalkyl substances, and 1,4-dioxane.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, as of any time, all payment obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, the transactions contemplated hereby) of any Company, without duplication, in respect of (i) borrowed money, (ii) obligations evidenced by bonds, promissory notes, debentures or other similar instruments, (iii) deferred purchase price of property, goods or services (other than trade or account payables in the ordinary course of business), (iv) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments, in each case, to the extent drawn, (v) liabilities relating to or arising out of or under any hedging, swap or derivative agreement or similar arrangement, (vi) any capital lease obligations or obligations that are required to be treated as capitalized leases pursuant to GAAP, (vii) obligations in respect of accrued but unpaid bonuses, commissions, deferred compensation contributions, vacation, paid time off, unfunded pension obligations and accrued but unpaid severance payable to any current or former employee or other individual service provider of any Company (including the employer portion of any applicable payroll taxes on any of the foregoing), (viii) accrued but unpaid income Tax liabilities of any Company for any Pre-Closing Tax Period with respect to which a Tax Return has not yet been filed or with respect to which a Tax Return has been filed and the Taxes shown payable have not been duly paid in full (provided that such amounts (A) shall not be an amount less than zero and (B) shall not include uncertain Tax positions (ASC 740-10 or FIN48 reserves)), (ix) any payroll or employment Taxes deferred pursuant to the CARES Act which remain unpaid as of immediately prior to the Closing, (x) any obligation or liability that is outstanding and unsettled and is owed to Seller or any of its Affiliates (other than one of the Companies) to the extent not settled pursuant to Section 5.08, (xi) the sum of (A) any deferred revenue balances and (B) any customer advances and overpayments (including any of the Companies’ customer trust liability accounts), in each case, to the extent collected in cash as of the Reference Time, all determined in accordance with GAAP but without giving effect to purchase accounting adjustments, and (xii) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (xi) to the extent guaranteed by any Company (but only to the extent of the amount so guaranteed); provided that, for the sake of clarity, “Indebtedness” shall not include (A) any obligations owed solely by one or more Companies to one or more other Companies, (B) any amount included in the calculation of Transaction Expenses, (C) any Combined Taxes or (D) any Restructuring Taxes.

“Intellectual Property Rights” means all intellectual property rights, including in any trademark, service mark, trade name, logos, trade dress, corporate name, domain name, other source or business identifier, mask work, invention, method, process, patent, trade secret, copyright, work of authorship, moral rights, rights in Software, database rights, rights in designs, rights in confidential information, or know-how (in each case whether registered or unregistered, and including any registrations or applications for registration of any of the foregoing), in each case anywhere in the world.

“International Plan” means any Company Benefit Plan or Seller Benefit Plan that covers Company Employees or other individual service providers of the Companies who are not located primarily in the United States.

“IRS” means the United States Internal Revenue Service.

“knowledge of Seller” or “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Edmund Webecke, Justin Byron, Louise Botham, Thomas Wong, Matt Johnston and Yang Chen, after due inquiry.

“Liability” means any debt, liability or obligation of any kind or nature, whether accrued, unaccrued, fixed, contingent, absolute, asserted, unasserted, matured, unmatured, known, unknown, disclosed, undisclosed, liquidated, unliquidated, determined, determinable or otherwise, and includes all costs and expenses relating thereto.

“Lien” means, with respect to any property, right or asset, any mortgage, deed of trust, charge, pledge, lien, claim, license, assignment, easement, covenant, encumbrance,

restriction on transfer, hypothecation, security interest, adverse ownership interest, title retention, purchase option, right of first refusal or similar right or any other security agreement or arrangement in respect of such property, right or asset.

“Losses” means any loss, damage, liability, settlement, judgment, award, assessment, Tax, obligation, deficiency, interest, fine, penalty, fee (including reasonable attorneys’ fees), expense or other Liability.

“Mark” means any trademark, service mark, trade name, logo, trade dress, corporate name, domain name or other source or business identifier.

“Material Adverse Effect” means any fact, effect, development, occurrence, circumstance, event or change (each, an “Effect”) (x) that has a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Business, taken as a whole, or (y) that materially impairs, or would be reasonably expected to materially impair, the ability of Seller to perform its obligations under this Agreement; provided, however, that, in the case of the preceding clause (x), any Effect that, individually or in the aggregate, results from any of the following shall be excluded: (a) changes or proposed changes in GAAP or changes in accounting requirements after the date hereof applicable to any industry in which the Business operates, (b) changes in the financial, securities, currency, international trade, capital or credit markets or in general economic, political or regulatory conditions globally or in any jurisdiction in which the Business operates, (c) changes or conditions generally affecting any industry in which the Business operates or the industries in which customers or suppliers of the Business operate, (d) changes or proposed changes after the date hereof of Applicable Law or the interpretation or enforcement thereof, (e) actual or threatened acts of war, sabotage, cyber-attack (provided that, at the time of such cyber-attack, the Companies (or Seller or any of its Affiliates, with respect to the Business) are not in breach of the representations and warranties set forth in Section 3.15(b) and Section 3.15(c) in a manner that would reasonably be expected to adversely impact the security of the IT Assets in any material respect) terrorism, natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events), epidemics or pandemics (including COVID-19 and any developments related thereto), (f) the negotiation, execution or performance of this Agreement, the announcement, pendency or consummation of the transactions contemplated hereby, the identity of Buyer or any facts or circumstances relating to Buyer or any actions taken by Buyer or the announcement or other disclosure of Buyer’s plans or intentions with respect to the conduct of any of the businesses of the Companies after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Business with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities (provided that this clause (f) shall not apply to the use of “Material Adverse Effect” in any representation or warranty explicitly addressing the execution, delivery, announcement or performance of any Transaction Agreement or the consummation of the transactions contemplated hereby and thereby or noncontravention with contractual or legal obligations or any conditions to closing set forth in Article VIII as it relates to such representations and warranties), (g) any failure to meet any internal projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a “Material Adverse Effect”), (h) any action taken (or omitted to be taken) at the request of Buyer, or (i) any action taken (or not taken) by Seller or the Business that is required, expressly contemplated to be taken (or not taken) pursuant to this Agreement, except, in the case of clauses (a), (b), (c), (d) and (e), to the extent the Business, taken as a whole, is materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Business operates.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Working Capital” means, as of any time, (i) the aggregate value of the current assets of the Companies as of such time (excluding any income and deferred Tax assets and any amounts included in the calculation of Cash or expressly contemplated to be excluded from such calculation thereunder) minus (ii) the aggregate value of the current liabilities of the Companies as of such time (excluding any income and deferred Tax liabilities and any amounts included in the calculation of Indebtedness or Transaction Expenses), in each case, to the extent and only to the extent that such current assets and current liabilities are specifically listed on the illustrative calculation of Net Working Capital set forth in Section 1.01(a)(ii) of the Seller Disclosure Schedule and calculated in accordance with the Accounting Principles; provided that the definition of “Net Working Capital” shall not include (A) to the extent such intercompany balances are included in the calculation of Indebtedness, intercompany balances between Seller and any of its Subsidiaries (other than the Companies), on the one hand, and the Companies, on the other hand, (B) any amount expressly included in the calculation of Indebtedness pursuant to the definition thereof or (C) payables or receivables by or among Seller and any of its Subsidiaries (including the Companies) that are settled prior to or at the Closing.

“Permitted Encumbrances” means (a) mechanics, materialmen’s and similar Liens arising or incurred in the ordinary course of business or with respect to any amounts not yet delinquent or which are being contested in good faith, (b) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate accruals or reserves have been recorded in the Financial Statements in accordance with GAAP, (c) Liens securing rental payments under capital lease agreements, which are not individually or in the aggregate, material to the Business taken as a whole, and are not the result of delinquent payments, (d) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses or occupancy of such real property, (e) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated in an material respect by the current use or occupancy of such real property or the operation of the Business as currently conducted, (f) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Business with respect to Indebtedness, (g) any right, interest, Lien or title of a lessor or sublessor under a lease, sublease or occupancy agreement or in the property being leased, in each case, which are not the result of delinquent payments, (h) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (i) Liens referred to in the Financial Statements, (j) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar laws, (k) purchase money Liens and Liens securing rental payments under finance lease arrangements, which are not individually or in the aggregate, material to the Business taken as a whole, and are not the result of delinquent payments, (l) Liens or encumbrances described in Section 1.01(a)(iii) of the Seller Disclosure Schedule, if any, (m) Liens and/or title exceptions created by any of the documents to be executed in connection with the Closing or this Agreement, whether prior to, at or after the Closing, (n) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property issued by a title company and delivered or otherwise made available to Buyer prior to the date hereof, (o) other non-monetary Liens and encumbrances, if any, that would not individually or in the aggregate, (A) materially and adversely affect, or materially disrupt or interfere with, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (B) detract in any material respect from the value of the assets or (C) impair the continued use or operation of the assets of the business as currently used or operated, as applicable, (p) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business and (q) any Liens that will be terminated at or prior to the Closing in accordance with this Agreement.

“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period through the end of the Closing Date.

“Reference Time” means 11:59 p.m. (Eastern time) on the Business Day immediately preceding the Closing Date.

“Related Party” means, with respect to any Person, any of such Person’s former, current or future direct or indirect Affiliates, Representatives, controlling Persons, members, general or limited partners, other equityholders (other than in the case of Seller), successors or assignees (or any former, current or future direct or indirect Affiliates, Representatives, controlling persons, members, general or limited partners, other equityholders (other than in the case of Seller), successors or assignees of any of the foregoing).

“Relevant Jurisdictions” means the jurisdictions set forth on Section 1.01(a)(iv) of the Seller Disclosure Schedule.

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, consultants, attorneys, accountants and any other authorized advisors of such Person.

“Required Financing Information” means (a) the Financial Statements and (b) unaudited consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of equity and of cash flows of the Business for each fiscal quarter ended subsequent to September 30, 2021 and at least 45 days prior to the Closing Date.

“Restructuring Taxes” means any Taxes for a Pre-Closing Tax Period (determined as if all relevant tax periods ended on the Closing Date) or Transfer Taxes arising from the Restructuring or any of the transactions contemplated by Section 5.08.

“Retained Liabilities” means all Liabilities of Seller and its Affiliates (including the Companies) arising out of or resulting from the business and operations of Seller and its Affiliates (including the Companies),whether prior to, at or after the Closing, other than (i) Business Liabilities and (ii) Liabilities for Taxes.

“Retained Subsidiaries” means all of the direct and indirect Subsidiaries of Seller, other than the Companies.

“Sanctions” means any economic sanctions, export controls or trade restrictions administered or enforced by the governments of the United States (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State and the U.S. Department of Commerce), the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the United Nations Security Council and any other relevant sanctions or export control authority.

“Seller Benefit Plan” means any Employee Benefit Plan (other than any plan, program or arrangement sponsored by a Governmental Authority or any Company Benefit Plan) that is sponsored, maintained or contributed to by Seller or any of its Subsidiaries (other than any Company).

“Seller Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by Seller to Buyer on the date hereof.

“Seller Group” means any affiliated, consolidated, combined or unitary or similar group (including any such group at the state, local or foreign jurisdiction levels or any affiliated group of corporations as defined in Section 1504(a) of the Code) of which Seller or any of its Affiliates is a member.

“Seller Marks” means any and all (i) Marks owned by Seller or any of its Affiliates (other than the Companies) as of the Closing and set forth on Section 1.01(a)(v) of the Seller Disclosure Schedule and (ii) Marks derived from (including any abbreviations or translations of) any of the foregoing.

“Software” means all computer programs (including all software implementations of algorithms, models and methodologies, and firmware), databases and compilations, including all data and collections of data, and all documentation, including user manuals and training materials, relating to any of the foregoing.

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first Person.

“Target Companies” means (i) 3E USA, (ii) Verisk 3E Europe GmbH and (iii) Verisk Analytics EOOD.

“Target Subsidiaries” means (i) Verisk 3E Canada ULC and (ii) Verisk Europe Aps.

“Tax” means all federal, state, local, non-U.S. taxes, charges, fees, levies or other similar assessments in the nature of a tax, including any income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, capital stock, social security (or similar, including FICA), disability, value added, alternative or add-on minimum, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Tax Return” means any return, statement, claim for refund, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) relating to Taxes filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any written agreement entered into prior to the Closing binding any Company that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, provided that such term shall not include (i) customary commercial leases or financing agreements or (ii) contracts entered into in the ordinary course of business that are not primarily related to Taxes.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Deferred Consideration Agreement and each other written certificate,

instrument and agreement required to be delivered by any of the parties hereto pursuant hereto or in connection herewith.

“Transaction Expenses” means, solely to the extent (i) not incurred by Buyer after the Closing and not paid prior to the Closing and without duplication, all fees, expenses and costs payable by the Companies to any third party in connection with the transactions contemplated by this Agreement (including the auction process conducted by the Companies prior to the execution hereof), including those to financial advisors, accountants, legal advisors and other third party advisors and (ii) incurred by the Companies prior to the Closing and not paid prior to the Closing and without duplication, all such payments consisting of change of control, bonus, retention, severance or other similar payments or benefits that are payable by any Company to any person in connection with the transactions contemplated by this Agreement, including the employer’s share of any employment Taxes related thereto (including, but not limited to social security, Medicare, national insurance contributions, unemployment or other similar Taxes or similar obligations (and determined without regard to whether the remittance of any such amounts to the applicable Governmental Authority has been deferred)); provided that, for the sake of clarity, “Transaction Expenses” shall not include any amount included in Indebtedness or Net Working Capital.

“Transaction Tax Deductions” means, to the extent deductible for applicable income Tax purposes and without duplication, all items of loss or deduction attributable to (a) the costs, fees, and expenses (including, without limitation, all attorney’s fees, accountant’s fees, and investment banker fees) incurred by the Companies in connection with the transactions contemplated by this Agreement, including any Transaction Expenses, (b) any retention, change of control, transaction or similar bonuses or other compensatory payments to employees, independent contractors or directors of the Company, in each case arising out of or related to the transactions contemplated by this Agreement and (c) any Taxes payable by the Company in connection with items described in the preceding clauses (a) or (b) including without limitation the employer’s share of any employment Taxes (including, but not limited to social security, Medicare, national insurance contributions, unemployment or other similar Taxes or similar obligations (and determined without regard to whether the remittance of any such amounts to the applicable Governmental Authority has been deferred).

“Transfer Tax” means any excise, transfer, documentary, sales, use, real property transfer, stamp, registration, value added, recording, conveyancing or other similar Tax (including any penalties and interest thereon).

“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Exhibit D to be entered into between Seller and Buyer at the Closing.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Verisk 401(k) Savings Plan” means Seller’s ISO 401(k) Savings and Employee Stock Ownership Plan.

“Willful Breach” means a breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a material breach.

(b)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2023 Earn-Out Maximum	2.07(c)(i)(B)
2023 Earn-Out Period	2.07(c)(i)
2023 Earn-Out Threshold	2.07(c)(i)(A)
2024 Earn-Out Maximum	2.07(c)(ii)(B)
2024 Earn-Out Period	2.07(c)(ii)
2024 Earn-Out Threshold	2.07(c)(ii)(A)
3E USA	Preamble
Annual Earn-Out Period	2.07(a)
Actions	3.12
Adjustment Amount	2.06(d)
Agreement	Preamble
Allocation Schedule	7.10
Alternative Financing	5.17(c)
Anti-Corruption Laws	3.27(a)
Attorney-Client Privilege	11.09(b)
Auditor	2.06(c)
Business Data	3.15(b)(i)
Business Software	3.15(b)
Buyer	Preamble
Buyer DC Plan	6.07
Buyer Indemnified Persons	10.01
Buyer Related Parties	9.03(b)
Change of Control	2.07(i)(i)
Closing	2.03
Company Returns	7.02(a)
Company Revenue	2.07(i)(ii)
Company Securities	3.06
Continuation Period	6.02
Continuing Employee(s)	6.01
Covered Employees	5.12(a)
Current Representation	11.09(a)
D&O Tail Policy	5.10(b)
Debt Commitment Letter	4.08(a)(i)
Debt Financing	4.08(a)(i)
Debt Financing Agreements	5.17(a)(ii)
Decrease Amount	2.06(e)

Term	Section
Designated Counsel	11.09(a)
Designated Person	11.09(a)
Determination Date	2.06(c)
Disputed Items	2.06(c)
e-mail	11.01
Earn-Out Dispute Notice	2.07(b)
Earn-Out Payment	2.07(c)
Earn-Out Resolution Period	2.07(b)
Earn-Out Review Period	2.07(b)
Earn-Out Statement	2.07
Employee List	3.18
End Date	9.01(a)(ii)
Enforceability Exception	3.03(b)
Equity Commitment Letter	4.08(a)(ii)
Equity Financing	4.08(a)(ii)
Estimated Closing Cash	2.04(a)(iii)
Estimated Closing Indebtedness	2.04(a)(ii)
Estimated Closing Net Working Capital	2.04(a)(i)
Estimated Transaction Expenses	2.04(a)(iv)
Final Closing Statement	2.06(a)(vi)
Financial Statements	3.07(a)(ii)
Financing	4.08(a)(ii)
Financing Commitment Letters	4.08(a)(ii)
Foreign Transfer Agreement	2.09
Funding Obligations	4.08(b)
Guarantee	Recitals
Increase Amount	2.06(e)
Indemnified Party	10.03(a)
Indemnifying Party	10.03(a)
Insurance Policies	3.21
IT Assets	3.15(b)(i)
Leased Real Property	3.14(b)
Material Contracts	3.11(a)
Material Customer	3.24(a)
Material Vendor	3.24(b)
Permits	3.13(b)
Pre-Closing Insurance	5.11(b)
Pre-Closing Occurrences	5.11(b)
Preliminary Closing Statement	2.04(c)
Prior Excess DCA Payments	2.07(i)(iii)
Privacy Obligations	3.15(c)
Privileged Communications	11.09(b)(iii)
Purchase Price	2.02
Purchase Price Allocation	7.10
Real Property Lease	3.14(b)

Term	Section
Regulatory Concession	5.03(a)(i)(D)
Release	5.07
Released Parties	5.14
Releasing Parties	5.14
Restricted Business	5.12(b)
Restructuring	Recitals
Restructuring Steps	Recitals
Review Period	2.06(a)
Sanctioned Country	3.27(b)(iii)
Sanctioned Person	3.27(b)(i)
Section 336(e) Election	7.09(a)
Section 338(g) Company	7.09(b)
Section 338(g) Election	7.09(b)
Seller	Preamble
Seller Covenant Parties	5.19(a)
Seller Credit Support	5.09(a)(i)
Seller DC Plan	6.07
Seller Indemnified Tax Loss	7.07
Seller Indemnified Persons	10.02
Seller Indemnitees	5.10(a)
Seller Related Parties	9.03(a)
Seller Welfare Plan	6.04
Sponsor	Recitals
Shares	Recitals
Solvent	4.09
Third-Party Claim	10.03(a)
Termination Fee	9.03(a)
Transition Period	5.06(b)
Unaudited Interim Balance Sheet	3.07(a)(ii)
Verisk Canada	Recitals
Verisk Europe	Recitals

Section 1.02.      Other Definitional and Interpretative Provisions. (a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)            The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)            References to Articles, Sections, Schedules and Annexes are to Articles, Sections, Schedules and Annexes of this Agreement unless otherwise specified.

(d)            All Exhibits, Schedules (including the Seller Disclosure Schedule) and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e)            Any capitalized terms used in any Exhibit, Schedule (including the Seller Disclosure Schedule) or Annex but not otherwise defined therein shall have the meaning as defined in this Agreement.

(f)             Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Exhibit, Schedule (including the Seller Disclosure Schedule) or Annex, then, for purposes of construing such Section, Exhibit, Schedule or Annex, the definitions set out in such Exhibit, Section, Schedule or Annex shall prevail.

(g)            The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

(h)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)             Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(j)             References to one gender shall include all genders.

(k)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “but not limited to,” whether or not they are in fact followed by those words or words of like import.

(l)             “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(m)             References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

(n)            References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

(o)            References to any Person include the successors and permitted assigns of that Person.

(p)            References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(q)            References to “$” are to United States dollars.

(r)             For purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as such if a copy of such document has been put in the dataroom prepared by Seller at least one Business Day prior to the date hereof.

Article 2
Purchase and Sale

Section 2.01.      Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase (and/or to cause one of its applicable Affiliates to purchase) from Seller (or Seller’s applicable Subsidiary), and Seller agrees to sell (or to cause its applicable Subsidiary to sell), assign, convey, transfer and deliver to Buyer (and/or its applicable Affiliates), free and clear of all Liens (other than Liens imposed by applicable securities laws), all right, title and interest in and to, the Shares, in the following order: (a) first, the Shares of Verisk 3E Europe GmbH, (b) second, the Shares of Verisk Analytics EOOD, (c) third, the Shares of Verisk Europe, (d) fourth, the Shares of Verisk Canada, and (e) fifth, the Shares of 3E USA.

Section 2.02.      Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall equal the sum of (i) the Estimated Closing Purchase Price and (ii) whether positive or negative, if applicable, the Adjustment Amount. The Purchase Price shall be paid in accordance with Section 2.05 and shall be subject to adjustment as provided in Section 2.06.

Section 2.03.      Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by Section 2.01 shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or remotely by the exchange of signature pages for executed documents, as promptly as practicable (but no later than three Business Days) after the date on which all conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time or place as Buyer and Seller may agree; provided that in no event shall the Closing be required to occur prior to 30 days from the date of this Agreement without the written consent of Buyer.

Section 2.04.      Estimated Closing Calculations. Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth (a) Seller’s good faith estimates of (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (ii) Closing Indebtedness (“Estimated Closing Indebtedness”), (iii) Closing Cash (“Estimated Closing Cash”) and (iv) Transaction Expenses (“Estimated Transaction Expenses”), (b) Seller’s calculation of the Estimated Net Working Capital Adjustment Amount, and (c) on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price (together with the calculations referred to in the preceding clauses (a) and (b), the “Preliminary Closing Statement”). In connection with the preparation of the Preliminary Closing Statement, Seller shall consult in good faith with Buyer regarding the amounts and calculations therein and consider in good faith any comments or modifications from Buyer. In connection with Buyer’s review of the Preliminary Closing Statement, Seller shall provide Buyer and its

Representatives with reasonable access to all relevant information and personnel of the Companies and Seller and all of the Companies’ and Seller’s documents and work papers (including those of the Companies’ accountants and auditors) used in the preparation of the Preliminary Closing Statement, in each case, as Buyer or such Representative reasonably requests in connection with their review of the Preliminary Closing Statement, and subject to entry into customary confidentiality and access letters if requested; provided that (A) all such access shall occur during normal business hours, with reasonable notice and in a manner that does not unreasonably interfere with the conduct of the business of Seller and its Affiliates (including the Companies) and (B) Seller shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or contravene any confidentiality undertaking (provided, further, however, that Seller shall, and shall cause its Affiliates (including the Companies) to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client, work product or other privileges, violate any Applicable Law or such applicable agreement).

Section 2.05.      Closing Deliverables. (a) At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)            instruments of transfer with respect to the Shares;

(ii)           the certificate referred to in Section 8.01(b)(v);

(iii)          a counterpart to the Transition Services Agreement duly executed by Seller;

(iv)          a counterpart to the Deferred Consideration Agreement duly executed by the Seller Parties (as defined in the Deferred Consideration Agreement); and

(v)           a duly executed IRS Form W-9 of Seller and each applicable Affiliate of Seller that is a United States person (within the meaning of Section 7701(a)(30) of the Code) and transfers Shares to Buyer or an Affiliate of Buyer pursuant to this Agreement.

(b)            At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)            the certificate referred to in Section 8.01(c)(iii);

(ii)           a counterpart to the Transition Services Agreement duly executed by Buyer; and

(iii)          a counterpart to the Deferred Consideration Agreement duly executed by the Buyer Parties (as defined in the Deferred Consideration Agreement).

(c)            At the Closing, Buyer shall pay to Seller (or one or more Affiliates of Seller designated by Seller) the Estimated Closing Purchase Price in U.S. dollars and in immediately available funds by wire transfer to a bank account designated by Seller to Buyer at least two Business Days prior to the Closing Date.

(d)            If any Indebtedness for borrowed money will be outstanding as of immediately prior to the Closing, at the Closing, Buyer shall pay, on behalf of the Companies, as applicable, the amounts payable to each counterparty or holder of Indebtedness for borrowed money, in order to fully discharge such Indebtedness and terminate all applicable Liens related thereto, which payments shall be sent by Buyer to the Persons entitled to such payments by wire transfer of immediately available funds in accordance with wire instructions and customary executed payoff letters and lien releases, in each case, in form and substance reasonably acceptable to Buyer, provided by Seller to Buyer at least one Business Day prior to the Closing Date.

(e)            If any such Transaction Expenses will be unpaid as of immediately prior to the Closing, at the Closing, Buyer shall pay the Transaction Expenses described in clause (i) of the definition thereof, which payments shall be sent by Buyer to the Persons entitled thereto by wire transfer of immediately available funds in accordance with wire instructions with respect to such Transaction Expenses provided by Seller to Buyer at least one Business Day prior to the Closing Date.

Section 2.06.      Adjustment Amount. (a) As soon as reasonably practicable following the Closing Date, and in any event within 90 calendar days thereof, Buyer shall prepare and deliver to Seller, (i) a calculation of Closing Net Working Capital, (ii) a calculation of the aggregate amount of all Closing Indebtedness, (iii) a calculation of Closing Cash, (iv) a calculation of Transaction Expenses, (v) a calculation of the Closing Net Working Capital Adjustment Amount, and (vi) on the basis of the foregoing, a calculation of the Closing Purchase Price (together with the calculations referred to in the preceding clauses (i) through (vi) the “Final Closing Statement”). The calculations of Closing Net Working Capital, Closing Indebtedness, Transaction Expenses and Closing Cash shall be prepared in accordance with the Accounting Principles and the defined terms used herein; provided, however, that the Final Closing Statement (and any amounts included therein) shall not give effect to the consummation of the transactions contemplated by this Agreement, including any act or omission by Buyer or any of its Subsidiaries or the Companies taken at, after or in connection with the Closing or reflect any payments of cash in respect of the Purchase Price, or any financing transactions in connection therewith or reflect any expense or liability for which Buyer is responsible under this Agreement. Nothing in this Section 2.06 is intended to be used to adjust for errors or omissions that may be found with respect to the Financial Statements; provided that the foregoing shall not override the primary principle that the calculations of Closing Net Working Capital, Closing Indebtedness, Transaction Expenses and Closing Cash shall be prepared in accordance with the Accounting Principles and defined terms used herein. No change in GAAP or Applicable Law after the Balance Sheet Date, shall be taken into consideration in the calculations to be made pursuant to Section 2.04 or this Section 2.06. If Buyer fails to timely deliver the Final Closing Statement in accordance with the first sentence of this Section 2.06(a) within such 90-day period (the “Review

Period”), then, at the election of Seller in its sole discretion either (x) the Preliminary Closing Statement delivered by Seller to Buyer pursuant to Section 2.04 shall be deemed to be the Final Closing Statement for all purposes hereunder or (y) Seller may elect to deliver its own Final Closing Statement within 30 days of the end of the Review Period setting forth its good faith calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Transaction Expenses, the Closing Net Working Capital Adjustment Amount and, on the basis of the foregoing, the Closing Purchase Price (subject to Buyer’s right to review and object to the Final Closing Statement within a Review Period, with the roles of Seller and Buyer contemplated by this Section 2.06 (other than Section 2.06(e)) reversed).

(b)            Following the delivery of the Final Closing Statement, Buyer shall provide Seller and its Representatives with reasonable access to all relevant information and personnel of the Companies and Buyer and all of the Companies’ and Buyer’s documents and work papers (including those of the Companies’ accountants and auditors) used in or for the preparation of the Final Closing Statement, in each case, as Seller or such Representative reasonably requests in connection with their review or preparation, as applicable, of the Final Closing Statement, and subject to entry into customary confidentiality and access letters if requested; provided that (i) all such access shall occur during normal business hours, with reasonable notice and in a manner that does not unreasonably interfere with the conduct of the business of Buyer and its Affiliates (including the Companies) and (ii) Buyer shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or contravene any confidentiality undertaking (provided, further, however, that Buyer shall, and shall cause its Affiliates (including the Companies) to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client, work product or other privileges, violate any Applicable Law or such applicable agreement).

(c)            If Seller shall disagree with any of Buyer’s calculations contained in the Final Closing Statement, Seller shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 45 days after its receipt of the Final Closing Statement. In the event that Seller does not provide such a notice of disagreement within such 45-day period, Seller shall be deemed to have agreed to the Final Closing Statement (including the determinations included therein) delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use their respective commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to any calculations contained in the Final Closing Statement. If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, then any such remaining disagreements (such remaining disagreements, the “Disputed Items”) shall, at the written request of either Buyer or Seller, be resolved by a nationally recognized accounting firm whom Buyer and Seller shall promptly thereafter jointly retain, which firm shall not have any material relationship with Buyer or Seller or any of their respective Affiliates (such firm, the “Auditor”). Buyer and Seller shall promptly provide their assertions regarding the Disputed Items in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the parties hereto agree should not be later than 60 days following the date on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties (and the Auditor shall not conduct an independent investigation) and (ii) the extent (if any) to which Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Transaction Expenses require adjustment (only with respect to the Disputed Items submitted to the Auditor) in order to be determined in accordance with Section 2.06(a) (including the definitions of the defined terms used in Section 2.06(a)). The Auditor shall not assign a value to any Disputed Item submitted to the Auditor greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Auditor shall be final, conclusive and binding on the parties absent fraud or manifest error. The date on which Closing Net Working Capital, Closing Indebtedness, Closing Cash, Transaction Expenses, the Closing Net Working Capital Adjustment Amount and the Closing Purchase Price are finally determined in accordance with Section 2.06(a) or this Section 2.06(c) is hereinafter referred to as the “Determination Date.” The fees, costs and expenses of such review and report by the Auditor shall be borne pro rata as between Seller, on the one hand, and Buyer, on the other hand, in proportion to the final allocation made by the Auditor of the Disputed Items in relation to the claims made by Seller and Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if Buyer timely submits a notice of disagreement to Seller for items totaling $1,000, and if Seller contests only $500 of such amount as Disputed Items that are submitted to the Auditor, and the Auditor ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the fees, costs and expenses of the Auditor will be allocated 60% (i.e., 300/500) to Seller and 40% (i.e., 200/500) to Buyer. All other fees, costs and expenses incurred by the parties in connection with resolving such disagreement shall be borne by the party incurring such fee, cost or expense.

(d)            The “Adjustment Amount,” which may be positive or negative, shall mean the Closing Purchase Price (as finally determined in accordance with Section 2.06(a) or 2.06(c), as applicable) minus the Estimated Closing Purchase Price. The Adjustment Amount shall be paid in accordance with Section 2.06(e).

(e)            If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Buyer shall pay to Seller an amount equal to the Increase Amount in immediately available funds by wire transfer to an account designated by Seller. If the Adjustment Amount is a negative number (such amount, the “Decrease Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Seller shall pay to Buyer an amount equal to the absolute value of the Decrease Amount in immediately available funds by wire transfer to an account designated by Buyer.

Section 2.07.      Earn-Out Consideration. As additional consideration for the transactions contemplated hereby, Buyer shall pay or cause to be paid such amounts as determined in accordance with this Section 2.07 as follows:

(a)            Within 135 days following the completion of each of the Companies’ fiscal years ending on December 31, 2023 and December 31, 2024 (each such fiscal year, an “Annual Earn-Out Period”), Buyer shall deliver to Seller its good faith calculation of (i) the Company Revenue for such Annual Earn-Out Period and (ii) the resulting calculation of the Earn-Out Payment with respect to such Annual Earn-Out Period, determined in accordance with this Section 2.07, together with supporting documentation (including, for the avoidance of doubt, the audited financial statements on which such calculation is based) describing in reasonable detail how the Company Revenue and the resulting Earn-Out Payment with respect to such Annual Earn-Out Period were calculated or otherwise determined (each, an “Earn-Out Statement”). The Earn-Out Statement shall be prepared in accordance with this Section 2.07 and the definitions of “Company Revenue” and all other defined terms used in this Section 2.07.

(b)            Seller shall have 45 days after delivery of an Earn-Out Statement (the “Earn-Out Review Period”) within which to review such Earn-Out Statement and Buyer’s calculation of the Company Revenue and the resulting calculation of the Earn-Out Payment, in each case, for the applicable Annual Earn-Out Period. If Seller shall disagree with any of Buyer’s calculations contained in such Earn-Out Statement, Seller shall notify Buyer of such disagreement in writing within the Earn-Out Review Period, and shall provide in such notice of disagreement a description in reasonable detail of the basis for the disagreement and its good faith calculations of the dollar amount of the disputed items (an “Earn-Out Dispute Notice”). During an Earn-Out Review Period and until Buyer fully complies with its obligations under this Section 2.07 to make an Earn-Out Payment or it is finally determined in accordance herewith than an Earn-Out Payment is not required to be made, in each case with respect to the Annual Earn-Out Period to which the Earn-Out Review Period pertains, Buyer shall provide Seller and its Representatives with reasonable access to all relevant information and personnel of the Companies and Buyer and all of the Companies’ and Buyer’s documents and work papers (including those of the Companies’ accountants and auditors) used in or for the preparation of the applicable Earn-Out Statement, and Buyer shall cause the personnel of the Companies to cooperate with Seller and its Representatives in connection with their review of the Earn-Out Statement, in each case, as Seller or such Representative reasonably requests in connection with their review of such Earn-Out Statement, and subject to entry into customary confidentiality and access letters if requested; provided that (i) all such access shall occur during normal business hours, with reasonable notice and in a manner that does not unreasonably interfere with the conduct of the business of the Buyer and its Affiliates (including the Companies) and (ii) Buyer shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or contravene any confidentiality undertaking (provided, further, however, that Buyer shall, and shall cause its Affiliates (including the Companies) to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client, work product or other privileges, violate any Applicable Law or such applicable agreement). If Seller timely delivers an Earn-Out Dispute Notice, Buyer and Seller shall, for a period of 30 calendar days (or such longer period as they may mutually agree) following Buyer’s receipt of such Earn-Out Dispute Notice (the “Earn-Out Resolution Period”), cooperate in good faith and use commercially reasonably efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Earn-Out Dispute Notice and resolution that is mutually agreed by Seller and Buyer in writing shall be final, conclusive and binding on the parties hereto. If, at the conclusion of the Earn-Out Resolution Period, any amounts remain in dispute, then any such remaining disputed items shall, at the written request of either Buyer or Seller, be submitted to an Auditor for resolution. Buyer and Seller shall promptly provide their assertions regarding such disputed items in writing to the Auditor and to each other. The Auditor shall be instructed to act in accordance with the standards, requirements and limitations set forth in Section 2.06(c), which shall apply mutatis mutandis to a dispute submitted to the Auditor pursuant to this Section 2.07(b), except that the Auditor shall make its determination in a manner consistent with this Section 2.07 and the definitions of “Company Revenue” and all other defined terms used in this Section 2.07, as applicable. Any determination made by the Auditor pursuant to this Section 2.07 shall be final, conclusive and binding on Buyer and Seller for purposes of this Section 2.07 absent fraud or manifest error. The fees, costs and expenses of such review and report by the Auditor pursuant to this Section 2.07(b) shall be borne pro rata as between the Seller, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by the Auditor of the disputed items submitted to the Auditor in relation to the claims made by the Seller and Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. If Seller does not deliver an Earn-Out Dispute Notice with respect to any Earn-Out Statement in accordance with this Section 2.07(b), the Earn-Out Statement delivered by Buyer pursuant to Section 2.07(a) and the calculation of the Company Revenue and Earn-Out Payment as set forth therein shall be final, conclusive and binding on Buyer and Seller for all purposes of this Section 2.07.

(c)            The earn-out amount payable with respect to each Annual Earn-Out Period shall be as follows (each, an “Earn-Out Payment” and, collectively, the “Earn-Out Payments”):

(i)            for the Annual Earn-Out Period ending on December 31, 2023 (the “2023 Earn-Out Period”):

(A)            if the Company Revenue is less than $135,500,000 (the “2023 Earn-Out Threshold”), the Earn-Out Payment in respect of such Annual Earn-Out Period shall be $0.

(B)            if the Company Revenue is greater than or equal to the 2023 Earn-Out Threshold but less than $138,000,000 (the “2023 Earn-Out Maximum”), the Earn-Out Payment in respect of such Annual Earn-Out Period shall be (x) $22,500,000 plus (y) an amount equal to the product of (I) $2,500,000 multiplied by (II) a fraction (which shall not be greater than one (1) nor less than zero (0)), (a) the numerator of which is the amount by which the Company Revenue for such Annual Earn-Out Period exceeds the 2023 Earn-Out Threshold and (b) the denominator of which is $2,500,000 less (z) any Prior Excess DCA Payments.

(C)            if the Company Revenue is greater than or equal to the 2023 Earn-Out Maximum, the Earn-Out Payment in respect of such Annual Earn-Out Period shall be (y) $25,000,000 less (z) any Prior Excess DCA Payments.

(ii)            for the Annual Earn-Out Period ending on December 31, 2024 (the “2024 Earn-Out Period”):

(A)            if the Company Revenue is less than $150,000,000 (the “2024 Earn-Out Threshold”), the Earn-Out Payment in respect of such Annual Earn-Out Period shall be $0.

(B)            if the Company Revenue is greater than or equal to the 2024 Earn-Out Threshold but less than $155,000,000 (the “2024 Earn-Out Maximum”), the Earn-Out Payment in respect of such Annual Earn-Out Period shall be (x) $22,500,000 plus (y) an amount equal to the product of (I) $2,500,000 multiplied by (II) a fraction (which shall not be greater than one (1) nor less than zero (0)), (a) the numerator of which is the amount by which the Company Revenue for such Annual Earn-Out Period exceeds the 2024 Earn-Out Threshold and (b) the denominator of which is $5,000,000 less (z) any Prior Excess DCA Payments that haven’t been deducted from the Earn-Out Payment in respect of the 2023 Earn-Out Period pursuant to clause (z) of each of Sections 2.07(c)(i)(B) and 2.07(c)(i)(C).

(C)            if the Company Revenue is greater than or equal to 2024 Earn-Out Maximum, the Earn-Out Payment in respect of such Annual Earn-Out Period shall be (y) $25,000,000 less (z) any Prior Excess DCA Payments that haven’t been deducted from the Earn-Out Payment in respect of the 2023 Earn-Out Period pursuant to clause (z) of each of Sections 2.07(c)(i)(B) and 2.07(c)(i)(C).

(d)            Except if such Earn-Out Payment is $0, and subject to Section 2.07(f), promptly following the date on which the Earn-Out Payment payable in accordance with Section 2.07(c) with respect to each Annual Earn-Out Period is finally determined in accordance with Section 2.07(b), and in any event within three Business Days of such date, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by Seller to Buyer, such Earn-Out Payment. For the avoidance of doubt, the maximum amount Buyer may pay pursuant to this Section 2.07 shall be $50,000,000 in the aggregate, comprised of a maximum amount of $25,000,000 for each Annual Earn-Out Period, in each case, less any Prior Excess DCA Payments.

(e)            Any payments made pursuant to this Section 2.07 shall be treated as additional consideration and as an adjustment to the Purchase Price for U.S. federal income tax purposes and consistently with the provisions of Section 7.10.

(f)             In the event that a Change of Control occurs prior to when the Earn-Out Payment payable in accordance with Section 2.07(c) with respect to the 2023 Earn-Out Period has been finally determined in accordance with Section 2.07(b), (i) upon and concurrently with the consummation of such Change of Control, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by Seller to Buyer, (x) $50,000,000 less (y) any Prior Excess DCA Payments (and any amount actually received by Seller pursuant to this sentence shall be deemed to be an “Earn-Out Payment” for purposes of the calculation of the “Deferred Consideration Cap” pursuant to the Deferred Consideration Agreement) and (ii) upon the satisfaction in full of Buyer’s obligations under the immediately preceding clause (i), Buyer’s obligation to make any Earn-Out Payments pursuant to this sentence shall terminate. In the event that a Change of Control occurs after the Earn-Out Payment payable in accordance with Section 2.07(c) with respect to the 2023 Earn-Out Period has been finally determined in accordance with Section 2.07(b) but prior to when the Earn-Out Payment payable in accordance with Section 2.07(c) with respect to the 2024 Earn-Out Period has been finally determined in accordance with Section 2.07(b), (i) upon and concurrently with the consummation of such Change of Control, to the extent not already paid, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by Seller to Buyer, (x) the Earn-Out Payment due pursuant to this Section 2.07 with respect to the 2023 Earn-Out Period plus (y) $25,000,000 less (z) any Prior Excess DCA Payments (and any amount actually received by Seller pursuant to this sentence shall be deemed to be an “Earn-Out Payment” for purposes of the calculation of the “Deferred Consideration Cap” pursuant to the Deferred Consideration Agreement) and (ii) upon the satisfaction in full of Buyer’s obligations under the immediately preceding clause (i), Buyer’s obligation to make any Earn-Out Payments pursuant to this Section 2.07. Notwithstanding the foregoing, in no event shall the sum of the (i) Deferred Consideration, (ii) the 2023 Earn-Out Payment and (iii) the 2024 Earn-Out Payment exceed $320,000,000 in aggregate.

(g)            Notwithstanding anything in this Agreement to the contrary (but subject to the last sentence of this Section 2.07(g)), Seller acknowledges and agrees that (i) from and after the Closing, Buyer, the Companies and their Affiliates shall have the right to operate their respective businesses, including the Business, in the absolute and sole discretion of Buyer, the Companies and their Affiliates and may make all decisions with respect to the Companies and the Business (including decisions with respect to commercial viability of a product, development budgets and costs and the potential market for products) in the absolute and sole discretion of Buyer, the Companies and their Affiliates, (ii) Buyer, the Companies and their Affiliates have no obligation to operate the Companies or the Business solely in order to achieve any Earn-Out Payment or to maximize the amount of any Earn-Out Payment, (iii) the Earn-Out Payments contemplated herein are speculative and are subject to numerous factors outside the control of the Companies and its Affiliates, (iv) there is no assurance that Company

Revenue for any Annual Earn-Out Period will be such that any Earn-Out Payment will be required to be paid in accordance herewith and neither the Companies, the Business nor their Affiliates, has promised or projected that Company Revenue for any Annual Earn-Out Period will be such that any Earn-Out Payment will be required to be paid in accordance herewith, (v) neither the Companies nor their Affiliates owe any fiduciary duty to Seller, (vi) the contingent right of Seller to receive any Earn-Out Payment is not an investment in the Companies or their Affiliates and such contingent right shall not, in and of itself, entitle Seller to any rights as a shareholder or equityholder of the Companies or their Affiliates, (vii) the parties intend that solely the express provisions of this Agreement will govern all of their rights and obligations, if any, with respect to the Earn-Out Payments contemplated by this Section 2.07 and (viii) Seller shall have no right to claim or assert any lost Earn-Out Payment or other damages pursuant to this Agreement or otherwise, including pursuant to this Section 2.07, as a result of any conduct, decisions or other actions or inactions of the Companies or their Affiliates (other than Seller’s right to claim or assert a breach of Buyer’s or the Companies’ obligations pursuant to Sections 2.07(a), (b), (c) and (d)). To the fullest extent permitted by Applicable Law, Seller hereby waives any fiduciary duty of the Companies or any of their Affiliates to such Seller arising out of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer shall not, and Buyer shall cause the Companies and its and their respective Affiliates not to, take any action, or omit to take any action, the primary purpose or primary intent of which is to circumvent, reduce, delay, avoid or manipulate the payment to Seller of any payments contemplated by this Section 2.07.

(h)            Buyer acknowledges that the agreements contained in this Section 2.07 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller would not enter into this Agreement. Accordingly, if Buyer fails promptly to pay any amount due pursuant to this Section 2.07 on the occurrence of such Earn-Out Payment being due in accordance with Section 2.07(c) and such Earn-Out Payment has been finally determined in accordance with Section 2.07(b), it shall also pay any costs and expenses incurred by Seller in connection with enforcing this Agreement (including by legal action), together with interest on the amount of such unpaid fee, costs and expenses, at a rate per annum equal to 5% from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(i)             For purposes of this Section 2.07, the following terms shall have the following meanings:

(i)            “Change of Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole to any “person” or “group” (other than Sponsor or any of its Affiliates (including, for this purpose, any “portfolio company” (as such term is commonly understood in the private equity industry) of any investment fund affiliated with Sponsor) (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) or (ii) any person or group (other than Sponsor or any of its Affiliates (including, for this purpose, any “portfolio company” (as such term is commonly understood in the private equity industry) of any investment fund affiliated with Sponsor) is or becomes the

“beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) (provided that, in the case of a sale or disposition to Sponsor or any of its Affiliates (including, for this purpose, any “portfolio company” (as such term is commonly understood in the private equity industry) of any investment fund affiliated with Sponsor, the acquiror commits to assume the obligations under this Section 2.07), directly or indirectly, of more than 50% of the total voting power of the voting equity securities of Buyer or any of its Subsidiaries that holds all or substantially all of Buyer’s assets, including by way of merger, consolidation or otherwise.

(ii)            “Company Revenue” means the total amount of net revenue of Buyer and its Subsidiaries, including the Companies, (i) determined in good faith and in accordance with GAAP as applied in the Buyer’s (or its applicable Affiliate’s) consolidated audited financial statements and (ii) calculated in a manner consistent with the practices, methodologies and procedures of Buyer and its Subsidiaries, including the Companies, used in the preparation of consolidated audited financial statements with respect to the Business that are delivered to Buyer’s or its applicable Affiliates’ lenders; provided that “Company Revenue” shall not include any revenue derived by Buyer or its Subsidiaries, including the Companies, from any add-on acquisition (as such term is commonly understood in the private equity industry) consummated by Buyer or its Subsidiaries, including the Companies, after the Closing Date.

(iii)            “Prior Excess DCA Payments” means any actual payment of Deferred Consideration (as defined in the Deferred Consideration Agreement) previously made to and received by Seller that is in excess of (A) $270,000,000 plus (B) if the Earn-Out Payment payable in accordance with Section 2.07(c) with respect to the 2023 Earn-Out Period has been finally determined in accordance with Section 2.07(b), the amount by which such Earn-Out Payment with respect to the 2023 Earn-Out Period is less than $25,000,000 (without giving effect to clause (z) of each of Sections 2.07(c)(i)(B) and 2.07(c)(i)(C)), plus (C) if the Earn-Out Payment payable in accordance with Section 2.07(c) with respect to the 2024 Earn-Out Period has been finally determined in accordance with Section 2.07(b), the amount by which such Earn-Out Payment with respect to the 2024 Earn-Out Period is less than $25,000,000 (without giving effect to clause (z) of each of Sections 2.07(c)(ii)(B) and 2.07(c)(ii)(C)). For the avoidance of doubt, the amount of Prior Excess DCA Payments cannot be less than zero.

Section 2.08.      Restructuring. Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, take the steps necessary to effect and consummate the Restructuring in accordance with the Restructuring Steps. Seller shall (i) keep Buyer reasonably apprised of such steps and consider, in good faith, any reasonable requests with respect thereto of Buyer, (ii) provide Buyer with a reasonable opportunity to review all agreements and other instruments to be executed in connection with the Restructuring prior to their execution, delivery or implementation, (iii) consider, in good faith, any reasonable requests by, and comments of, Buyer and (iv) not execute, deliver or implement such agreements and instruments without the prior approval of Buyer acting reasonably and in good faith (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, Seller may amend or modify the Restructuring Steps so long as any such amendment or modification would not adversely impact Buyer other than in any de minimis respect.

Section 2.09.      Foreign Transfer Agreements. The transfer of each Company will, to the extent required by Applicable Law, be effected pursuant to individual short-form acquisition agreements (each a “Foreign Transfer Agreement”) on a country-by-country basis; provided that, in each case, the Foreign Transfer Agreements shall serve purely to effect the legal transfer of the applicable Company in the applicable jurisdictions. For the avoidance of doubt, (i) the Foreign Transfer Agreements shall not have any effect on the value being given or received by Seller or Buyer, including the allocation of assets and Liabilities as between them, all of which shall be determined solely in accordance with this Agreement, and (ii) in the event of any conflict between any Foreign Transfer Agreement and this Agreement, the terms of this Agreement shall control in all respects. Seller and Buyer shall not, and shall cause their respective Affiliates not to, bring any claim for any cause of action under any Foreign Transfer Agreement.

Section 2.10.      Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer (and its Affiliates) shall be entitled to deduct and withhold from amounts payable under this Agreement such amounts as Buyer reasonably believes it is required to deduct and withhold under Applicable Law. To the extent that amounts are so withheld, and paid to the proper Taxing Authority pursuant to any Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer (or its Affiliate, as applicable) shall (a) give Seller reasonable advance notice that Buyer is required by Applicable Law to withhold from any amount payable to Seller under this Agreement, which notice shall include a description of the legal and factual basis for such withholding and the applicable rate thereof, and (b) use commercially reasonable efforts to cooperate with Seller to minimize or eliminate the amount of any Taxes required to be deducted and withheld under Applicable Law.

Article 3
Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule (subject to Section 11.02), Seller represents and warrants to Buyer as follows:

Section 3.01.      Existence and Power. Seller and each of the Companies is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of formation. Each of the Companies has all organizational powers required to carry on its business (including, as applicable, the Business) as now operated or conducted, is duly qualified to do business, as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary for the ownership, leasing or operation of its assets or properties or conduct of its business (including, as applicable, the Business), except for those jurisdictions where failure to be so qualified has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has made available to Buyer true, correct and complete copies of the organizational documents of each of the Companies, and the Companies are not in violation in any material respect of any of the respective terms thereof.

Section 3.02.      Subsidiaries. Section 3.02 of the Seller Disclosure Schedule sets forth the legal name and jurisdiction of organization of each Company, the authorized, issued and outstanding Equity Interests of each Company and the record and beneficial owners of such outstanding Equity Interests. All of the Equity Interests of the Companies are owned beneficially and of record by Seller or another Company (as applicable), free and clear of any Lien (other than Liens arising under applicable securities laws). All of the issued and outstanding Equity Interests of the Companies are duly authorized and validly issued and were not issued in violation of any preemptive or similar rights.

Section 3.03.      Seller Authorization. (a) The execution, delivery and performance by Seller of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller.

(b)            This Agreement constitutes a valid, binding and enforceable agreement of Seller and each other Transaction Agreement to which Seller is a party, when executed and delivered by Seller, will constitute a valid, binding and enforceable agreement of Seller, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exception”).

Section 3.04.      Governmental Authorization. The performance, execution and delivery by Seller of this Agreement requires no consent, waiver, approval, authorization, order or permit of, or declaration, or notification to, or action by or in respect of, or registration or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act; (b) compliance with applicable securities laws; and (c) any consents, waivers, approvals, authorizations, orders or permits of, declarations, notifications to, actions, registrations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05.      Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with or violate the applicable organizational or governing documents of Seller or any Company, (b) assuming the expiration or termination of the applicable waiting period under the HSR Act, violate any Applicable Law or Privacy Obligation, require any consent, approval, permit of, or other action by any Person under, constitute a default under, or give rise to any third party right of termination, cancellation or acceleration of any right or obligation of the Business or any of the Companies or to a loss of any benefit to which the Business or any of the Companies is entitled under any Contract, note, bond, mortgage, indenture, or other financing instrument binding upon any of the Companies or binding the Business; or (c) result in the creation or imposition of any Lien on any property, right or asset of the Business or any of the Companies, except for any Permitted Encumbrances and with such exceptions, in the case of each of the foregoing clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06.      Capitalization. Except for the Equity Interests of the Companies, which are accurately described in Section 3.06 of the Seller Disclosure Schedule, there are no issued or outstanding Equity Interests of the Companies (all Equity Interests of the Companies being, “Company Securities”). All of the Company Securities are duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent such concept is applicable to such Company Securities). There are no (i) issued or outstanding options, warrants, purchase rights, subscriptions rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, convertible or exchangeable securities or other Contracts or obligations of any Company that could, directly or indirectly, require any of the Companies to acquire, repurchase, retire or redeem or otherwise acquire any Company Securities or (ii) stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Companies.

Section 3.07.      Financial Statements. (a) Section 3.07(a) of the Seller Disclosure Schedule contains true, accurate and complete copies of (i) the unaudited balance sheets as of December 31, 2019 and 2020 and the related unaudited statements of income for the years ended December 31, 2019 and 2020 of the Companies and (ii) the unaudited interim balance sheet as of September 30, 2021 (the “Unaudited Interim Balance Sheet”) and the related unaudited interim statements of income for the nine months ended September 30, 2021 of the Companies (the financial statements described in the preceding clauses (i) and (ii) collectively, the “Financial Statements”). The Financial Statements (A) were prepared from, and are consistent in all material respects with, the books and records of Seller and its Affiliates (including the Companies) and (B) fairly present, in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods referred to therein (except as may be indicated in the notes thereto), the financial position, assets and liabilities of the Companies as of the dates thereof and the results of operations of the Companies for the periods then ended (subject to the absence of footnotes in the case of any interim financial statements and normal year-end adjustments, which are not, in the aggregate, material to the Companies).

(b)            Seller has sufficient accounting controls in place to provide reasonable assurances that, with respect to the Companies and in all material respects, (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with the Accounting Principles and to maintain asset accountability, (iii) access to assets is given only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable interval levels and appropriate action is taken with respect to any differences.

(c)            As of the date hereof, the Companies have (i) no Indebtedness other than as set forth on Schedule 3.07(c) and (ii) the Companies are not a party to, nor have any commitment to become a party to, any “off balance sheet arrangement.”

Section 3.08.      Ownership of the Shares. Seller or a Subsidiary of Seller is the record and beneficial owner of the Shares, and will transfer and deliver to Buyer at the Closing good and valid title to the Shares, free and clear of any Lien (other than Liens arising under applicable securities laws).

Section 3.09.      Absence of Certain Changes. Since January 1, 2021 to the date of this Agreement, (a) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) each of the Companies has conducted its business in the ordinary course consistent with past practices, in all material respects, and (c) except as would not reasonably be expected to be, individually or in the aggregate, material to the Companies (taken as a whole), none of the Companies have taken any action that would, after the date hereof, require the prior written consent of, or good faith consultation with, Buyer under Section 5.01(a)(vi), (vii), (viii), (xii), (xiii), (xiv), (xv), (xvi), (xvii) or (xviii).

Section 3.10.      No Undisclosed Material Liabilities. There are no liabilities of the Companies that would be required by GAAP to be reflected or reserved against on a balance sheet of the Companies, other than (a) liabilities reflected or provided for in, or reserved against or disclosed in the Unaudited Interim Balance Sheet or disclosed in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date (it being understood that in no event shall any liability resulting from tortious conduct, litigation, infringement, misappropriation, violation of Applicable Law or breach of Contract be deemed to have been incurred in the ordinary course of business); (c) liabilities incurred in connection with the transactions contemplated by this Agreement; and (d) other undisclosed liabilities, which would not reasonably be expected to be, individually or in the aggregate, material to the Companies (taken as a whole).

Section 3.11.      Material Contracts. (a) Section 3.11(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of Contracts to which any of the Companies is a party to or by which any of the Companies or their respective assets or properties is bound that fall within the following categories as of the date hereof (collectively, the “Material Contracts”):

(i)            any material lease of real property;

(ii)           any Contract obligations of any Company to make capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(iii)          other than purchase orders issued in the ordinary course of business, any Contract for the purchase of services, equipment or other tangible assets that either (A) provide for annual payments by any of the Companies of $500,000 or more or (B) give rise to anticipated receipts of more than $500,000 in any calendar year, in each case, that cannot be terminated on not more than 90 days’ notice without payment by any of the Companies of any material penalty;

(iv)           any partnership agreement, joint venture, limited liability company agreement or other similar Contract;

(v)            any Contract relating to the acquisition or disposition of any material business or any real property, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise), pursuant to which a Company has material continuing obligations or liabilities, including any “earn out” or deferred purchase price or similar contingent payment obligations or indemnification obligations following the date of this Agreement;

(vi)           any Contract as relating to any Indebtedness or any Contract relating to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Encumbrance) on any portion of the assets of the Companies;

(vii)          any Contract expressly limiting the freedom of any Company to compete with any Person or entity, or engage in any product line or line of business or operate in any jurisdiction or geographic area, including any agreement that contains any exclusivity, non-competition, non-solicitation or no-hire provisions;

(viii)         any purchase, sales, distribution or other similar Contract providing for the sale by the Business of materials, supplies, products, goods, services, equipment or other tangible assets that provides for annual payments to the Business of $500,000 or more;

(ix)            any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(x)             any option, franchise or similar Contract;

(xi)            any agency, dealer, sales representative, material marketing or other similar Contract;

(xii)           any Contract containing right of first refusal, right of first offer, “most favored nation” provisions or other preferential pricing terms;

(xiii)          any Contract with a Governmental Authority;

(xiv)          any collective bargaining agreement;

(xv)           any Contract with a Material Customer or Material Vendor;

(xvi)          any Contract between any of the Companies, on the one hand, and Seller or any Related Party of Seller (other than the Companies), on the other hand;

(xvii)         any Contract material to the Business pursuant to which any of the Companies (or Seller or any of its Affiliates with respect to the Business) grants or is granted a license to use, a covenant not to sue or be sued under, or other right in or to any Intellectual Property Rights or IT Assets, other than (A) non-exclusive licenses granted by any of the Companies (or Seller or any of its Affiliates with respect to the Business) in the ordinary course of business, (B) non-disclosure, confidentiality, or employee or contractor invention assignment agreements entered into in the ordinary course of business, and (C) non-exclusive licenses for commercially available “off the shelf” software (including any open source software) with annual payments of less than $100,000; or

(xviii)         any commitment or agreement to do or enter into any of the foregoing.

(b)            Each Material Contract is a valid and binding agreement of the applicable Company and is in full force and effect, and none of the Companies or, to knowledge of Seller, any other party is, or is alleged to be in default or breach under the terms of any such Material Contract, and no event has occurred or circumstances exist that, with the giving of notice or lapse of time or both, would constitute a breach or default thereunder by any of the Companies, or, to the knowledge of Seller, any other party thereto, except for any such defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2020, none of the Companies have received written notice of (i) any material breach or material default under a Material Contract or (ii) any material dispute with respect to any Material Contract. The Company has made available to Buyer, true, correct and complete copies of all Material Contracts, as amended to the date hereof.

Section 3.12.      Litigation. There are, and since January 1, 2019 there have been no actions, suits, claims, investigations, arbitrations, hearings or other similar proceedings before or by any Governmental Authority (together, “Actions”), pending or, to Seller’s knowledge, threatened against any Company that, if adversely determined, (A) would be material to the Companies, (B) would result in a material injunction against the Companies or (C) would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13.      Compliance with Laws; Permits. (a) Each Company is, (and since January 1, 2019 has been) in compliance in all material respects with all Applicable Laws. Since January 1, 2019 none of the Companies (nor Seller or its Affiliates, with respect to the Business) has received notice of any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Law by any Company.

(b)            Each Company holds, and is in compliance with, all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary for operation of the Business. All such Permits are in full force and effect and will be in full force in effect immediately following consummation of this Agreement, the Transaction Agreements and the agreements contemplated hereby and thereby. There are no Actions pending or, to the knowledge of Seller, threatened which would reasonably be expected to result in the suspension, cancellation, nonrenewal, rescission, revocation or termination of any such Permit. No Company has received, at any time since January 1, 2019, any written notification from any Governmental Authority (i) alleging that it is in violation of any such Permits, (ii) threatening to revoke, cancel, suspend or not renew any such Permit or (iii) seeking to impose fines, penalties or other sanctions for violations of the terms of any such Permit.

Section 3.14.      Properties. (a) None of the Companies owns any real property.

(b)            Section 3.14(b) of the Seller Disclosure Schedule sets forth a true and complete list of all leases of real property (each, a “Real Property Lease”) pursuant to which any Company leases, subleases, licenses or otherwise occupies real property (such real property, the “Leased Real Property”) in the operation of the Business as of the date of this Agreement. The Company has such leasehold title in all Leased Real Property, free and clear of all Liens and encumbrances other than Permitted Encumbrances. Each Real Property Lease is valid and binding on the Company party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. The Company, the Company party thereto nor, to the knowledge of the Company, any other party thereto is in default or violation of any Real Property Lease, and there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation. The Company and the Company party thereto have not subleased, licensed or otherwise granted any party the right to use or occupy any Leased Real Property or any portion thereof.

Section 3.15.      Intellectual Property. (a) Section 3.15(a) of the Seller Disclosure Schedule contains a list, as of the date hereof, of all registrations and applications for registration of Intellectual Property Rights included in the Company Intellectual Property Rights. The material Company Intellectual Property Rights are subsisting and unexpired, and to Seller’s knowledge, valid and enforceable. No Company Intellectual Property Right is subject to any outstanding injunction, order, decree or judgment issued by a Governmental Authority restricting the use thereof by the Business, or restricting the licensing thereof by the Business to any Person, where such injunction, order, decree or judgment would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Business is not currently infringing or otherwise violating, and since January 1, 2019, has not infringed or otherwise violated, any Intellectual Property Right of any Person, except for any infringement or violation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are, and since January 1, 2019 there have been, no Actions pending or, to Seller’s knowledge, threatened against any Company, which (i) challenge the validity, scope or enforceability of any Company Intellectual Property Rights or (ii) allege that the Business has infringed or otherwise violated any Intellectual Property Right of any third party, in each case, that, if adversely determined, (A) would be material to the Companies, (B) would result in a material injunction against the

Companies or (C) would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To Seller’s knowledge, no Person has materially infringed or otherwise materially violated any Company Intellectual Property Rights, and neither Seller nor any Company has sent any written notice or initiated any Action alleging same, in each case which remains pending or otherwise unresolved. The Companies exclusively own the Company Intellectual Property Rights, free and clear of all Liens other than Permitted Encumbrances.

(b)            With respect to the Software used in the conduct of the Business (“Business Software”), the Business, as of the date hereof, has not experienced any material defects in such Business Software, including any material error or omission in the processing of any transactions, that have not been appropriately remediated, and, to Seller’s knowledge, the Business Software does not contain any device or feature designed to disrupt, disable, or otherwise impair the functioning of such Software (including any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other code or routines that permit unauthorized access or the unauthorized disablement or erasure of such Software or information or data). Since January 1, 2019, (i) there have been no security breaches, violations, or unauthorized access to or disclosure or of use of the Business Software, networks, websites, applications, databases or other information technology systems used by or on behalf of the Business (collectively, “IT Assets”) or any data, including personal information, contained therein or processed thereby (“Business Data”), except for any that were resolved without any material cost or liability or the obligation to notify any Person and (ii) there have been no disruptions in any IT Assets that materially adversely affected the Business. The Business has taken reasonable measures (including evaluating its disaster recovery and backup needs and implementing, maintaining and testing plans and systems that reasonably address its assessment of risk) to maintain and protect the integrity, security, redundancy and continuous operation of the owned IT Assets, including through reasonable administrative, technical, and physical safeguards.

(c)            Since January 1, 2019, each of the Companies has at all times complied in all material respects with all Applicable Laws, as well as applicable binding industry standards (e.g., Payment Card Industry Data Security Standards, if applicable), its own rules, policies and procedures, and its contractual obligations, in each case, relating to privacy, data protection, and the collection, retention, protection, processing, handling, disclosure and use of personal information (“Privacy Obligations”). Since January 1, 2019, none of the Companies (nor Seller or its Affiliates, with respect to the Business) has received written notice of any actual or alleged violation of, or failure to comply with, any Privacy Obligations or any Person’s privacy or personal information or data rights, other than data subject access requests received in the ordinary course of business. The Business takes reasonable measures consistent with good industry practice to ensure that Business Data is protected against unauthorized access, use, modification, disclosure, or other misuse, including through reasonable administrative, technical, and physical safeguards.

Section 3.16.      Labor Relations. (a) Seller and its Affiliates (solely with respect to the Business) and each Company is and has since January 1, 2019 been in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, the provision of meal and rest breaks, the classification of employees as exempt or non-exempt from overtime pay requirements, the use of non-employee contractors, the classification of individuals as non-employee contractors or consultants, leaves of absence, employee information and consultation obligations, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans, except for failures to comply that have not been and could not reasonably be expected to be, individually or in the aggregate, material to the Companies.

(b)            Since January 1, 2019, (i) neither Seller nor any of its Affiliates (solely with respect to the Business) nor any Company has been a party to, bound by or subject to, or is negotiating in connection with entering into, any collective bargaining or other similar labor agreement, and, to Seller’s knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Employee and (ii) there has been no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Seller’s knowledge, threatened against the Business and (iii) there are no unfair labor practice complaints pending or, to Seller’s knowledge, threatened against the Business before any Governmental Authority, except for such complaints that have not been and could not reasonably be expected to be, individually or in the aggregate, material to the Companies. Except as set forth on Section 3.16(b) of the Seller Disclosure Schedule, (A) none of the Company Employees are represented by a labor union, works council, or other collective employee representative group, and (B) the consent or consultation of, or the rendering of formal advice by, any labor union, works council or other collective employee representative group is not required by Applicable Law or any agreement for Seller or its Affiliates or any Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(c)            Since January 1, 2019, neither Seller nor any of its Affiliates (solely with respect to the Business) nor any Company has closed any site of employment, effectuated any group layoffs of employees or implemented any early retirement, exit incentive, or other group separation program, nor has Seller nor any of its Affiliates (solely with respect to the Business) nor any Company announced any such action or program for the future.

(d)            Since January 1, 2019, (i) no officer, director or management level employee of any Company has been the subject of a material allegation of sexual harassment or sexual misconduct and (ii) neither Seller nor any of its Affiliates (solely with respect to the Business) nor any Company has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any officer, director or management level employee of any Company.

Section 3.17.      Employee Benefit Plans. (a) Set forth in Section 3.17(a)(i) of the Seller Disclosure Schedule is an accurate and complete list as of the date hereof of each material Company Benefit Plan and each material Seller Benefit Plan. For each material Company Benefit Plan and, solely purposes of clause (i) of the following sentence, and with respect to the Seller DC Plan, clause (iv) of the following sentence, each material

Seller Benefit Plan set forth in Section 3.17(a)(i) of the Seller Disclosure Schedule that Buyer and Seller in good faith determine is necessary for Buyer to comply with its obligations pursuant to Section 6.02 of this Agreement, Seller has made available to Buyer (i) a copy of such plan, and all material amendments thereto, (ii) if applicable, the most recently filed annual return/report on Form 5500, (iii) the most recent summary plan description or, if the plan is unwritten, a summary of material terms provided to participants, and (iv) if applicable, the most recent determination or opinion letter received from the IRS; provided that (i) to the extent any such material Seller Benefit Plan required to be made available hereunder has not been so made available to Buyer on or prior to the date hereof, Seller shall make such plan available to Buyer within 10 Business Days following the date hereof and (ii) Seller shall make available to Buyer the Contracts providing for transaction bonuses to the individuals set forth on Section 3.17(a)(ii) of the Seller Disclosure Schedule within 5 Business Days following the date hereof.

(b)            None of the Companies nor any of their ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Benefit Plan that is subject to Title IV of ERISA, including any Multiemployer Plan. No Company Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c)            Each Seller Benefit Plan and Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and to the knowledge of Seller, there are no existing circumstances or events that have occurred that would reasonably be expected to adversely affect such qualification.

(d)            The Companies have no current or projected liability in respect of post-employment or retirement health or medical or life insurance benefits for retired, former or current employees of the Business, except as required to avoid excise tax under Section 4980B of the Code or as otherwise required by Applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)            Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent event), will (i) cause any payments to become due or payable to any Company Employee or other individual service provider of the Companies, (ii) cause any acceleration, vesting or increase in benefits to any Company Employee or other individual service provider of the Companies, in each case under any Company Benefit Plan or Seller Benefit Plan (to the extent that any Company would reasonably be expected to have any liability with respect thereto), (iii) directly or indirectly cause any Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan or (iv) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1)

of the Code) to any Company Employee or other individual service provider of the Companies. No Company has any obligation to gross-up or indemnify any Company Employee or other individual service provider of the Companies with respect to any Tax under Section 409A or 4999 of the Code.

(f)             Each Company Benefit Plan and Seller Benefit Plan has been maintained and administered in all material respects with its terms and Applicable Law. Each International Plan, if intended to qualify for special tax treatment, meets in all material respects all the requirements for such treatment, and, if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is, except as would not be material to the Business, fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 3.18.      Employees. Seller has provided to Buyer within the time frame specified below, a true, accurate and complete list of the name or employee identification number of each Company Employee who is providing services to the Company as of the date hereof, including such employee’s title, hire date, location, annual salary or base wage rate and most recent annual bonus received (the “Employee List”). At least three Business Days prior to the Closing Date, Seller shall provide Buyer a revised version of the Employee List that reflects information that is current as of 10 or fewer Business Days prior to the Closing Date. Notwithstanding the foregoing, Seller may anonymize or aggregate the foregoing data to the extent that Seller reasonably determines in consultation with Buyer is necessary to comply with any Applicable Laws relating to data privacy and/or Seller or any Privacy Obligations.

Section 3.19.      Environmental Matters. (a) Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)            the Companies are in compliance with all, and since January 1, 2019, have not violated any, applicable Environmental Laws including possessing and complying with all permits required pursuant to, all applicable Environmental Laws for conduct of their respective businesses as currently conducted;

(ii)           (A) since January 1, 2019 (or since any earlier date to the extent not finally resolved), no written notice, order, request for information, complaint or penalty has been received by any Company, and (B) there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of Seller, threatened, in the case of each of the foregoing clauses (A) and (B), which alleges a violation of any Environmental Law or relates to Hazardous Substances;

(iii)          Hazardous Substances have not been released at any Leased Real Property or any other location for which any Company may be liable, in each case in quantities or circumstance that would be reasonably likely to result in liability to any Company or adversely affect the current use of any Leased Real Property; and

(iv)          no Company has assumed or retained in writing any liability or obligation of any other Person under any Environmental Law or relating to Hazardous Substances.

(b)            Seller has made available to Buyer all material, non-privileged reports (and, to the extent Seller has identified any reports as privileged, has made available substitute documents or information in a manner that would not result in the loss of the ability to assert such privilege) of any environmental site assessments, investigations, remediations, impact reviews, environmental or health and safety compliance audits, or other similar documents regarding any Company or the Leased Real Property, to the extent within the possession or control of Seller or any Company; provided that, unless containing information pertaining to a known or potential liability that could be material to any Company, this Section 3.19(b) does not require provision of any such reports prepared for customers as part of the conduct of the Business.

Section 3.20.      Taxes. (a) (i) all material Tax Returns required to be filed by or with respect to the Companies have been timely filed; (ii) all material Taxes of the Companies, whether or not shown as due and payable on any Tax Returns have been timely paid in full; (iii) such Tax Returns are true, correct and complete in all material respects; and (iv) all material Taxes of the Companies, if not yet due or owing, have been adequately accrued and reserved in accordance with GAAP or other applicable accounting principles;

(b)            no written claim has been made by a Taxing Authority in a jurisdiction where any of the Companies does not file Tax Returns that any Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claim has not been fully resolved;

(c)            none of the Companies has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in, or is tax resident in, a country other than the country in which it is organized;

(d)            there are no Liens with respect to Taxes upon any assets of the Companies, other than Permitted Encumbrances;

(e)            the Companies have deducted, withheld and timely paid to the appropriate Taxing Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party or other Person, and the Companies have complied in all material respects with all reporting and record keeping requirements;

(f)             other than with respect to Taxes of a Seller Group that do not relate specifically to any Company, none of the Companies is party to any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign

Tax Applicable Law) or subject to any private letter rulings of the IRS or comparable ruling of any other Governmental Authority;

(g)            other than with respect to Taxes of a Seller Group, the Companies have not agreed to waive or extend any statute of limitations in respect of Taxes;

(h)            no Taxing Authority has proposed, or, to Seller’s knowledge, has threatened to propose any adjustment to any Tax Return in respect of any Company (other than with respect to Taxes of a Seller Group that do not primarily relate to any Company);

(i)             (i) no dispute, claim, audit, action, suit, proceeding, examination or investigation is now pending or currently in progress or, to Seller’s knowledge, threatened, against or with respect to the Companies in respect of any material Tax (other than with respect to Taxes of a Seller Group that do not primarily relate to any Company), and (ii) no assessment of Tax has been proposed in writing against the Companies or any of their assets or properties that has not been resolved;

(j)             none of the Companies (i) has been a member of an affiliated group filing a consolidated, joint, unitary or combined federal income Tax Return (other than a Seller Group), (ii) is a party to or has an obligation under any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement (other than any customary commercial agreements not relating to the purchase or sale or any asset and any agreements entered in the ordinary course of business, in each case, for which Taxes are not the principal subject matter), (iii) has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force or that relate exclusively to Taxes of a Seller Group, or (iv) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. income Tax Applicable Law) (other than a Seller Group), as a transferee or successor or by contract;

(k)            the Companies will not be required to include any material amounts in income, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, on or prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Applicable Law) executed on or prior to the Closing Date, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Applicable Law), or (vi) an election under Section 965(h) of the Code;

(l)             none of the Companies has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(m)           during the two-year period ending on the date hereof, none of the Companies was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 of the Code;

(n)            none of the Companies has any unpaid deferred payroll Taxes or claimed any other Tax benefit or relief pursuant to the CARES Act;

(o)            the Companies have collected all material sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or have been furnished properly completed exemption certificates and have maintained such records and supporting documents in the manner required by applicable sales and use Tax statutes and regulations in all material respects; and

(p)            the Companies are in compliance in all material respects with all applicable transfer pricing laws and regulations;

(q)            none of the Companies is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code (for the avoidance of doubt, taking into account only transactions occurring prior to the Closing); and

(r)             none of the Companies has any material liability to any Governmental Authority under any escheat or abandoned or unclaimed property laws.

Except as set forth in this Section 3.20 and Sections 3.07 and 3.17, no representations or warranties are being made by Seller in this Agreement with respect to Tax matters.

Section 3.21.      Insurance. Section 3.21 of the Seller Disclosure Schedule sets forth a list of each all insurance policies or binders of fire, liability, errors and omissions, workers’ compensation, vehicular, and other material insurance held by or on behalf of each Company (the “Insurance Policies”) and true and complete copies of all Insurance Policies have been made available to Buyer. All of the Insurance Policies are in full force and effect, and no Company has (a) received any written notice of cancellation or non-renewal or any such Insurance Policy or (b) taken any action or failed to take any action which would (i) constitute a material breach of material default of such Insurance Policy or (ii) permit the termination or modification of any such Insurance Policy in any material respect. All premiums due and payable with respect to such policies have been paid in full to date and the Insurance Policies provide for coverage that is reasonable for the operation of the Business of a scope and coverage consistent in all material respects with customary practice in the industries which the Companies operate.

Section 3.22.      Affiliate Transactions. Section 3.22 sets forth a list of all Contracts, commitments, transactions or other arrangements or agreements between Seller or its Affiliates (other than the Companies), on the one hand, and the Companies on the other hand. As of the Closing, except as set forth on Section 5.08 of the Seller Disclosure Schedule, all Liabilities and obligations of the Companies or of the Business, on the one hand, to Seller or its Affiliates (other than the Companies) shall have been cancelled without Liability to Buyer or the Companies, and none of the Companies, nor the Business will have any Liabilities to Seller or its Affiliates other than pursuant to the terms of this Agreement and the other Transaction Agreements.

Section 3.23.      Accounts Receivable; Accounts Payable. (a) All of the accounts receivable of the Companies (i) arose in bona fide arms’ length transactions in the ordinary course of business, (ii) are valid and enforceable claims, subject to the Enforceability Exception, (iii) are not subject to set off or counterclaim (except as may arise under Applicable Law), (iv) are fully collectible in the ordinary course of business, subject to any reserves for doubtful accounts identified on the Unaudited Interim Balance Sheet or established since the date of the Unaudited Interim Balance Sheet in accordance with the Accounting Principles and (v) have been recorded in accordance with GAAP. Since the Balance Sheet Date, the accounts receivable have been collected in the ordinary course of business and the collections of any such accounts receivable have not been accelerated in any material respect.

(b)            All of the accounts payable of the Companies arose in bona fide arms’ length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment except to the extent disputed in good faith by any of the Companies. Since the Balance Sheet Date, the accounts payable of the Companies has been paid in the ordinary course of business. None of the Companies has accounts payable to any of its managers, officers, employees or members (except for ordinary course obligations arising as a result of employment relationships).

Section 3.24.      Customers and Suppliers. (a) Section 3.24(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the top ten (10) customers of the Companies on a consolidated basis by the dollar value of sales to such customer for each the fiscal years ended, December 31, 2020 and December 31, 2021 (each a “Material Customer”). The Companies have not received any notice that any of their Material Customers will stop, materially decrease the rate of, or materially change the terms (whether payment, price or otherwise) with respect to, purchasing materials, products or services from the Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise.

(b)            Section 3.24(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of the top ten (10) vendors of the Companies on a consolidated basis by the dollar value of purchases from such vendor for each the fiscal years ended, December 31, 2020 and December 31, 2021 (each a “Material Vendor”). The Companies have not received any notice that any of its Material Vendors will stop, materially decrease the rate of, or materially change the terms (whether payment, price or otherwise) with respect to, supplying materials, products or services to the Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise.

Section 3.25.      Finders’ Fees. Except for BofA Securities, Inc. (the fees and expenses of which will be paid in their entirety by Seller), there is no investment banker, broker, agent, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Companies who is entitled to receive any finder’s fee, brokerage, commission or other similar compensation or payments from any Company or their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.26.      Sufficiency of Assets. Assuming all third party consents and Permits contemplated by this Agreement or the other Transaction Agreements are obtained, the rights, property and assets used or held by the Companies, together with the services provided under the Transition Services Agreement are sufficient to conduct the Business in substantially the same manner as currently conducted during the 12 months prior to the date of this Agreement and through the Closing, except as to Cash. The Companies do not own or hold any assets or Liabilities other than (a) assets relating to or used in the Business or (b) Business Liabilities. Seller and its Affiliates (other than the Companies) do not own or hold (i) any of the properties, rights or assets primarily related to or used in the Business or (ii) any Intellectual Property Rights used in the Business (other than the Seller Marks).

Section 3.27.      Sanctions and Anti-Corruption. (a) For the past five years, each Company has complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 or all other applicable antibribery and anti-corruption laws and regulations (the “Anti-Corruption Laws”). Each Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by each Company and its Subsidiaries, and their respective directors, officers, employees, agents, and representatives, with Anti-Corruption Laws, and to Seller’s knowledge, no governmental authority is investigating or has, in the past five years, conducted, initiated or threatened any investigation of the Company or its subsidiaries in connection with an alleged or potential violation of any Anti-Corruption Law.

(b)            No Company, and to the knowledge of Seller, no director, officer, employee or authorized third-party agent of any Company, is a Person that (i) is the subject or target of Sanctions (a “Sanctioned Person”), (ii) has been or is owned or controlled by a Sanctioned Person, (iii) is located, organized or resident in a country or territory that is subject to comprehensive Sanctions (currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine, each a “Sanctioned Country”), or (iv) has participated in any transaction or business dealing with any Sanctioned Person or in, or with, any Sanctioned Country.

(c)            For the past five years, (i) no Company has directly or indirectly conducted any business or engaged in any transactions with a Sanctioned Person or in, or with, any Sanctioned Country except as lawful for a U.S. person, (ii) each Company has complied with Sanctions and (iii) to the knowledge of Seller, there is no investigation by, request for information from or pending self-disclosure to any Governmental Authority or any legal proceeding, or internal or external allegation, in each case, regarding any Company’s actual or possible violation of any Sanctions.

(d)            No Company or, to the knowledge of Seller, any Person acting (or purportedly acting) for the benefit of any Company has, directly or indirectly, for the past five (5) years, offered, given, or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any foreign official, foreign political party, foreign political party official or candidate for foreign political office) that was for the purpose of obtaining or retaining any business or any other business advantage in violation of any Anti-Corruption Law.

Section 3.28.      No Additional Representations or Warranties. Except as expressly and specifically set forth in this Article 3 , none of Seller, any Company or any of their respective Related Parties has made, or is making and shall not be construed as having made or making, any express or implied representation or warranty whatsoever to Buyer or any of its Related Parties, at law or in equity, and each hereby expressly disclaims any such other representations or warranties (including as to the accuracy or completeness of any information provided to Buyer or any of its Related Parties). Without limiting the generality of the foregoing, none of Seller, any Company or any of their respective Related Parties has made or is making and shall not be construed as having made or making, any express or implied representation or warranty of any nature and shall not be liable in respect of: (i) any projections, estimates or budgets delivered to or made available to or provided to Buyer or any of its Related Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies or any other Person or the future business and operations of the Companies or any other Person, except to the extent arising out of, attributable to or resulting from Fraud or (ii) any other information or documents made available to Buyer or its Related Parties whether orally or in writing (including in the “data room”, functional “break-out” discussions, responses to questions submitted on behalf of Buyer or its Related Parties or otherwise) with respect to the Companies or any other Person or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except as expressly set forth in this Article 3.

Article 4
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

Section 4.01.      Existence and Power. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted.

Section 4.02.      Authorization. (a) The execution, delivery and performance by Buyer of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the organizational powers of Buyer and have been duly authorized by all necessary organizational action on the part of Buyer.

(b)            This Agreement constitutes a valid, binding and enforceable agreement of Buyer and each other Transaction Agreement to which Buyer is a party, when executed and delivered by Buyer, will constitute a valid, binding and enforceable agreement of Buyer, subject, in the case of enforceability, to the Enforceability Exception.

Section 4.03.      Governmental Authorization. The execution, performance and delivery of this Agreement by Buyer requires no consent, waiver, approval, authorization, order or permit of, or declaration, or notification to, or action by or in respect of, or registration or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act; (b) compliance with applicable securities laws; and (c) any consents, waivers, approvals, authorizations, orders or permits of, declarations, notifications to, actions or filings, the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.04.      Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with violate the organizational documents of Buyer; (b) assuming the expiration or termination of the applicable waiting period under the HSR Act, violate any Applicable Law, require any consent, approval, permit of or other action by any Person under, constitute a default under, or give rise to any third party right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (c) result in the creation or imposition of any Lien on any asset of Buyer, except for any Permitted Encumbrances and with such exceptions, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement, the Transaction Agreements or consummate the transactions contemplated hereby and thereby.

Section 4.05.      Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.06.      Litigation. Buyer is not a claimant or defendant in or otherwise a party to any Actions concerning its business, which are in progress or, to Buyer’s knowledge, threatened or pending by or against or concerning its business that would, if adversely determined, reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.07.      Finders’ Fees. There is no investment banker, broker, agent, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to receive any finder’s fee, brokerage, commission or other similar compensation or payments in connection with the transactions contemplated by this Agreement for which Seller or any of its Affiliates would be responsible.

Section 4.08.      Financing. (a) Buyer has delivered to Seller on or prior to the date hereof true and complete copies of (i) a fully executed commitment letter, dated as of the date hereof, by and among Buyer and the Debt Financing Sources party thereto, including all annexes, exhibits, schedules and other attachments thereto (the “Debt Commitment Letter”), pursuant to which the lenders and other parties thereto have committed, on the terms and subject to the conditions set forth therein, to provide Buyer with debt financing in the amounts set forth therein in connection with the transactions contemplated hereby (the “Debt Financing”) and (ii) a fully executed commitment letter, dated as of the date hereof, by and among Sponsor and Buyer, including all annexes, exhibits, schedules and other attachments thereto (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitment Letters”), pursuant to which Sponsor has committed to provide equity financing in the amount and on the terms and subject to the conditions set forth therein in connection with the transactions contemplated hereby (the “Equity Financing” and, together with the Debt Financing, the “Financing”). Buyer has provided to the Company, on a confidential basis, copies of all fee letters associated with the Debt Financing that have been redacted to delete any confidential compensation information, certain market flex provisions and fee amounts (none of which would reasonably be expected to adversely affect the amount, conditionality, enforceability, termination or availability of the Debt Financing). The Equity Commitment Letter provides, and will continue to provide, that Seller is an express third-party beneficiary thereto with respect to the provisions specified therein.

(b)            (i) As of the date hereof, the Debt Commitment Letter is in full force and effect and constitutes a valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, (ii) the Equity Commitment Letter is in full force and effect and constitutes a valid and binding obligation of Buyer and the other parties thereto and (iii) assuming due and valid execution by each other party thereto, each of the Financing Commitment Letters is enforceable against Buyer and the other parties thereto in accordance with its terms, subject to the Enforceability Exception. Except as expressly permitted by Section 5.17(b) and Section 5.17(c), no Financing Commitment Letter has been amended or modified in any respect, no provisions or rights thereunder have been waived and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under (A) the Debt Commitment Letter on the part of Buyer or, to the knowledge of Buyer, any other party thereto or (B) the Equity Commitment Letter on the part of Buyer or any other party thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than the conditions precedent expressly set forth in the Financing Commitment Letters, and as of the date of this Agreement, Buyer has no reason to believe that (1) it will not be able to satisfy on a timely basis any condition to the closing of the Financing required to be satisfied by Buyer, or (2) the full amount of the Financing will not be made available to Buyer at or prior to the Closing. As of the date hereof, there are no side letters or other contracts or other arrangements related to the Financing other than as set forth in the Financing Commitment Letters. The aggregate proceeds of the Financings are in an amount sufficient to (x) consummate the Closing upon the terms contemplated by this Agreement, (y) pay all other amounts payable by Buyer in connection with the consummation of the transactions contemplated by this Agreement and (z) pay all related fees and expenses of Buyer and its Affiliates and its directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives (the “Funding Obligations”). Buyer has fully paid, or caused to be paid, any and all commitment fees and any and all other fees and expenses, in each case as are required to be paid on or prior to the date hereof pursuant to the terms of the Financing Commitment Letters.

(c)            Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to any obligations of Buyer hereunder, including the obligation to consummate the transactions contemplated hereby.

Section 4.09.      Solvency. (a) Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Business. At and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, and assuming (i) the accuracy of the representations and warranties by Seller set forth in Article 3 (for such purposes, such representations shall be true and correct in all material respects without giving effect to any “knowledge”, “materiality”, “Material Adverse Effect” or similar qualification or expectation) and compliance in all material respects by Seller with its covenants contained herein, (ii) any estimates, projections or forecasts with respect to the Companies and the Business that have been provided to Buyer have been prepared in good faith upon assumptions that were reasonable as of the date provided and (iii) immediately prior to the Closing, none of the Companies are insolvent after giving effect to the transactions contemplated by this Agreement, then, Buyer and its Subsidiaries will be Solvent. For purposes of this Agreement, the term “Solvent”, when used with respect to any Person, shall mean that, as of any date of determination, such Person shall (i) have property with fair value greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (ii) have assets with present fair salable value not less than the amount that will be required to pay its liability on its debts as they become absolute and matured, (iii) be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (iv) not be engaged in business or a transaction, and not be about to engage in a business or transaction, for which it has unreasonably small capital.

(b)            As of the date hereof, neither Buyer nor any of its Affiliates have any current intention to divest any material assets of the Companies or otherwise implement any material adverse changes to the operation of the Business following the Closing that would reasonably be expected to have a material adverse effect on the ability of the Companies (taken as a whole) to fully satisfy their creditors.

Section 4.10.      No Prior Operations; Capitalization. Buyer is a newly formed entity that was formed specifically in connection with the transactions contemplated by this Agreement and, except as required in connection with the transactions contemplated hereby, has not conducted any operations, owned an interest in any assets (including any ownership interest in any other Person), incurred any liabilities of any nature or become party to any agreements. Sponsor is the direct or indirect beneficial owner of 100% of the outstanding ownership interests of Buyer.

Section 4.11.      Guarantee. Concurrently with the execution of this Agreement, Sponsor has delivered to Seller a duly executed Guarantee. Sponsor is duly organized, validly existing and in good standing under the laws of its jurisdictions of formation and has all powers required to carry on its business as now conducted. The execution, delivery and performance by Sponsor of the Guarantee, and the consummation of the transactions contemplated thereby, are within the powers of Sponsor and have been duly authorized by all necessary action on the part of Sponsor and its equityholders. As of the date hereof, the Guarantee is in full force and effect and constitutes a valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exception. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Sponsor under such Guarantee.

Section 4.12.      Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser and has engaged expert advisors experienced in the evaluation and purchase of businesses such as its acquisition of the Shares as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer has undertaken prior to the date hereof all investigations and inquiries and has requested all documents and information as it deems necessary in connection with entry into this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees to accept the Shares and the Business in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters. Except for the representations and warranties expressly set forth in Article 3 (as modified by the Seller Disclosure Schedule) and any certificate delivered pursuant hereto, none of Seller or any Company or any of their respective Related Parties has made or is making, and shall not be construed as having made or making, any express or implied representation or warranty of any nature to Buyer or its Related Parties, at law or in equity, with respect to matters relating to Seller, the Companies, or any other Person, their respective Related Parties, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and, as a substantial inducement to Seller’s willingness to enter into this Agreement, Buyer hereby represents, warrants, covenants and agrees, on behalf of itself and its Related Parties, and expressly disclaims reliance on, any such other representations or warranties (including as to the accuracy or completeness of any information provided to Buyer or any of its Related Parties), except in the case of Fraud. Without limiting the generality of the foregoing, except for the representations and warranties contained in Article 3 of this Agreement (as modified by the Seller Disclosure Schedule) and any certificate delivered pursuant hereto, Buyer acknowledges and agrees that none of Seller, the Companies or their respective Related Parties has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or its Related Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Companies or any other Person or the future business and operations of the Companies or any other Person or (ii) any other information or documents made available to Buyer or its Related Parties whether orally or in writing (including in the “data room”, functional “break-out” discussions, responses to questions submitted on behalf of Buyer or its Related Parties or otherwise) with respect to the Companies or any other Person or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except for the representations and warranties expressly set forth in Article 3 (as modified by the Seller Disclosure Schedule) and any certificate delivered pursuant hereto and that, should the Closing occur, except for the representations and warranties expressly set forth in Article 3 (as modified by the Seller Disclosure Schedule) and any certificate delivered pursuant hereto, Buyer shall acquire the Companies in an “as is” condition and on a “where is” basis and “with all faults” and, in each case, without any representation or warranty of any kind, express or implied, written or oral, statutory or otherwise, at law or in equity, of any nature, in respect of Seller, the Companies or any other Person, the Equity Interests of the Companies or any of the assets, properties, liabilities, businesses, operations or affairs of Seller, the Companies or any other Person, including with respect to any express or implied warranties relating to (A) merchantability, quality, quantity, suitability or fitness for any particular purpose, (B) the operation of the Companies by Buyer after the Closing, (C) the probable success or profitability of the Business after the Closing and (D) the non-infringement, misappropriation or other violation of third party intellectual property, and any such other purported representations and warranties are expressly disclaimed.

Article 5
Covenants

Section 5.01.      Conduct of Business. (a) From the date of this Agreement until the Closing Date, except (1) as otherwise expressly contemplated by this Agreement (including, for the avoidance of doubt, as reasonably necessary to consummate the Restructuring Steps), (2) required by Applicable Law or required or requested by any Governmental Authority (including any COVID-19 Measures), (3) for actions or omissions in reasonable response to the COVID-19 pandemic, (4) as set forth in Section 5.01 of the Seller Disclosure Schedule or (5) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller shall use its commercially reasonable efforts to (x) conduct the Business in the ordinary course in all material respects and (y) preserve intact their current Business, keep available the services and officers and key employees of the Business and maintain their relations with suppliers, customers, licensors and other Persons having a material business relationship with the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as otherwise expressly contemplated by this Agreement (including, for the avoidance of doubt, as reasonably necessary to consummate the Restructuring Steps), required by Applicable Law or required or requested by any

Governmental Authority (including any COVID-19 Measures), as set forth in Section 5.01 of the Seller Disclosure Schedule or with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller shall not permit the Companies or the Business to:

(i)            (A) amend or change (whether by merger, consolidation, or otherwise) any Company’s certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or equivalent organizational documents in any materially adverse respect, (B) enter into a joint venture, equity partnership or form any Subsidiary;

(ii)            (A) adjust, split, combine, subdivide, recapitalize or reclassify any Company Securities or (B) make, authorize, declare, set aside, establish a record date for or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof), other than (x) cash dividends or other cash distributions by the Companies to Seller, or (y) as may facilitate the settlement or elimination of intercompany accounts between any of the Companies, on the one hand, and Seller and any of its Affiliates, on the other;

(iii)           make capital expenditures or directly or indirectly incur any obligations or liabilities in connection therewith in excess of $100,000 individually, or the aggregate amount set forth in the Business’ capital expenditures budget as provided to Buyer prior to the date hereof by more than $250,000 in the aggregate;

(iv)          authorize for issuance, issue, grant, sell, deliver, dispose of, allow to lapse or expire, pledge or otherwise encumber any Company Securities;

(v)           except in the ordinary course of business consistent with past practice, incur, create, guarantee, assume or otherwise become liable for any material indebtedness for borrowed money in excess of $100,000 individually or $250,000 in the aggregate;

(vi)          acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, properties or rights other than made available to Buyer in the ordinary course of business;

(vii)         sell, license, assign, transfer, lease, abandon, allow to lapse (other than statutory expirations), fail to maintain or otherwise dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), directly or indirectly, or agree to sell, license, assign, transfer, lease, abandon, allow to lapse, fail to maintain or other dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), directly or indirectly, or permit the cancellation of, any rights or assets, having a value, in excess of $100,000 individually, or $500,000 in the aggregate, other than (A) pursuant to existing Contracts or (B) in the ordinary course of business;

(viii)        make any material loans, advances or capital contributions to, or material investments in, any other Person, other than in the ordinary course of business consistent with practice;

(ix)          other (x) than as required by the terms of any Seller Benefit Plan or Company Benefit Plan (pursuant to its terms as of the date hereof) or Applicable Law or (y) pursuant to the Company’s existing annual employee performance review process in respect of the performance year in effect as of the date hereof which review process shall be in the ordinary course of business (and all such actions taken or to be taken pursuant to such review process have been communicated to Buyer as of the date hereof), (A) increase the compensation or fees of any Company Employee or other individual service provider of the Companies, other than annual increases in base salaries or wages to Company Employees with annual base compensation or fees of less than $100,000 in the ordinary course of business consistent with past practice, (B) increase the benefits of, or grant any rights to severance or termination pay to, any Company Employee or other individual service provider of the Companies, other than severance or termination pay in the ordinary course of business consistent with past practice (and subject to (D) below), (C) adopt or materially amend or modify any Company Benefit Plan or any plan, program, arrangement, practice or agreement that would be a Company Benefit Plan if it were in existence on the date hereof, (D) hire or terminate any Company Employee or other individual service provider of the Companies (or would be a Company Employee or other individual service provider of the Companies) with an annual base salary (or fee) in excess of $100,000, other than by the Company for cause, (E) take any action to accelerate the vesting, funding or payment of any benefit or payment to any Company Employee or other individual service provider of the Companies (in each case, other than any acceleration of vesting under any Seller Benefit Plan), (F) make or forgive any loans to any Company Employee or other individual service provider of the Companies in excess of $100,000, except, in each case , with respect to any Seller Benefit Plan, any adoption of or amendment thereto that is generally applicable to Seller employees;

(x)            recognize any labor union, works council, or other collective employee representative group as the representative of any of the employees of any Company Employees, or enter into any new or amended collective bargaining or material works council agreement except as required by Applicable Law;

(xi)           amend, terminate, fail to renew, cancel, waive any right under or materially amend any Contract listed in Section 3.11(a) of the Seller Disclosure Schedule, or enter into any new Contract that would have been required to be listed in Section 3.11(a) of the Seller Disclosure Schedule had it been in effect as of the date hereof, in each case other than in the ordinary course of business consistent with past practice;

(xii)          (A) cancel, compromise, settle, pay or discharge any Action or threatened Action, other than the payment, discharge or satisfaction of such claims, liabilities or obligations that (1) do not impose material restrictions on the Business or the properties, rights or assets of the Companies and (2) either (x) are disclosed or reserved against in the Financial Statements in amounts no greater than the amount reserved with respect to the relevant liability therein or (y) require payment of less than $100,000 individually, or $500,000 in the aggregate, or (B) intentionally waive or release any material rights of the Companies;

(xiii)         make any change to its methods of financial accounting, except as required by changes in GAAP or other Applicable Law;

(xiv)        other than solely with respect to a Seller Group, make or change any material Tax election or method of accounting or accounting period for Tax purposes; file any amended material Tax Return, enter into any closing agreement with respect to material taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Companies, surrender any right to claim a refund of a material amount of Taxes, request any ruling with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to any material Taxes of the Companies (other than in the ordinary course of business consistent with past practices);

(xv)         adopt a plan or agreement of recapitalization, reorganization, merger or consolidation, complete or partial liquidation or dissolution;

(xvi)        delay or postpone the payment of account payable or other liabilities or take any action to accelerate the collection of accounts receivables, or otherwise change any policy or practice regarding extension of credits, prepayments, sales, collections, receivables or payment of accounts, in each case other than in the ordinary course of business;

(xvii)       voluntarily make any materially adverse change to any Privacy Obligations or the operation or security of any owned IT Assets, except in each case as required by Applicable Law or other Privacy Obligations, or disclose any material trade secret, other than subject to reasonable confidentiality arrangements made in the ordinary course of business or as required by Applicable Law;

(xviii)      cancel or allow to terminate any Insurance Policy or allow any of the coverage thereunder to lapse, unless simultaneously with such cancellation, termination or lapse replacement coverage equal to or greater than the existing coverage for a substantially similar cost is in full force and effect with no gap in coverage; or

(xix)         agree or commit to do, or cause to be taken any of the foregoing;

provided that, for the sake of clarity, prior to the Reference Time, nothing in this Section 5.01 shall restrict Seller or any of its Affiliates from taking any action to: (w) cause the Companies to dividend, distribute or otherwise pay to Seller or any of its Affiliates any or all of their cash, (x) remove, or cause any Affiliate to remove, and pay to Seller or any of its Affiliates any cash held in any bank account of the Companies or the Business, (y)

settle or otherwise terminate or eliminate intercompany balances between Seller and any of its Subsidiaries, on the one hand, and the Business, on the other hand, and make capital increases or decreases in connection therewith, or (z) pay or cause to be paid any Indebtedness or Transaction Expenses. For the avoidance of doubt, following the Reference Time and prior to the Closing, neither Seller nor any of its Affiliates shall take, or permit to be taken, any of the actions referred to in the immediately preceding sentence. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other persons as Buyer may specify by notice to the Company) specifically referencing this Section and expressly granting consent shall constitute a valid form of consent of Buyer for all purposes under this Section 5.01(a): Ghandarv Bedi (GBedi@newmountaincapital.com or Pete Masucci (PMasucci@newmountaincapital.com).

(b)            Prior to the Closing, except as expressly permitted or required by this Agreement, or to extent required by Applicable Law, or with the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed), Buyer shall not take or agree to take (or omit to take or agree to omit to take) any action (including any action) that would reasonably be expected to materially affect, impair or delay the satisfaction of the conditions set forth in Article 8 or the consummation of the Closing or any of the other transactions contemplated hereby.

Section 5.02.      Certain Filings. Seller and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any Permits, actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Permits, actions, consents, approvals or waivers.

Section 5.03.      Commercially Reasonable Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Seller will use commercially reasonable efforts to take, or cause to be taken (including by their respective Affiliates), all actions and to do, or cause to be done (including by their respective Affiliates), all things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (x) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents or materials and (y) obtaining and maintaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that:

(i)            the parties hereto understand and agree that the commercially reasonable efforts of Buyer under this Section 5.03 only shall be deemed to include taking all actions necessary or appropriate to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements to occur as soon as reasonably possible (and in any event prior to the End Date), including:

(A)           entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the transactions contemplated hereby;

(B)            proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Buyer or the Companies;

(C)            terminating existing relationships, contractual rights or obligations of Buyer or the Companies;

(D)            otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s (including the Companies’) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of Buyer or the Companies (each of the foregoing described in any of Section 5.03(a)(i)(A) through (D), a “Regulatory Concession”);

(E)            defending any action, suit or proceeding (including by appeal if necessary) that challenges any of the transactions contemplated by this Agreement or the other Transaction Agreements or which would otherwise prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements; and

(F)            seeking to have lifted, vacated or reversed any stay, injunction, temporary restraining order or other restraint entered by any Governmental Authority with respect to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.

(b)            If requested by Buyer, Seller shall cause the Companies to agree to any Regulatory Concession; provided that (i) none of Seller or Seller’s or Buyer’s Affiliates shall be required to make any Regulatory Concession and (ii) none of Seller, Buyer or the Companies shall be required to agree to any Regulatory Concession that is not conditioned upon consummation of the transactions contemplated by this Agreement.

(c)            Seller and Buyer agree to (and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Companies to), execute and deliver such other documents, certificates, agreements, instruments and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (including, unless Seller agrees otherwise, requesting the early termination thereof). All filing fees incurred by Buyer or Seller or any of their respective Affiliates in connection with causing the expiration or termination of the applicable waiting periods under the HSR Act, shall be borne by Buyer.

(d)            Subject to Applicable Law relating to the sharing of information, each party hereto shall (i) furnish the other party with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such party for any Governmental Authority and affording the other party opportunity to comment and participate in responding, where appropriate; and (B) received by or on behalf of such party from any Governmental Authority, in each case in connection with any such consent, authorization, order or approval and (ii) use commercially reasonable efforts to consult with and keep the other party hereto informed as to the status of such matters; provided, however, that materials may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns (including with respect to other businesses of Buyer), and to remove references concerning the valuation of the Companies or other competitively sensitive material; provided, further, that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other under this Section 5.03(d) as “outside counsel only”. Further, no party hereto shall, nor shall it permit any of its Representatives to, meet or engage in substantive conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent not precluded by Applicable Law or regulation or exempted by this Agreement, offers the other party the opportunity to participate in such meeting or conversation. Seller and the Companies shall cooperate with any Governmental Authority with respect to (1) scheduling and conducting inspections and (2) undertaking any reasonable corrective actions (including the payment of any fines) reasonably necessary to remediate the findings of any Governmental Authority during such inspections that are required to obtain any consent, registration, permit or authorization that is required in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby.

(e)            Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 or any other provision of this Agreement shall require or obligate any of Buyer’s Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Buyer or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Buyer or of any such investment fund or investment vehicle to take any action.

Section 5.04.      Access. (a) From the date hereof until the Closing Date, Seller shall and shall cause its Subsidiaries to (i) give Buyer, its counsel, financial advisors, auditors and other authorized Representatives, who are bound by the Confidentiality Agreement, reasonable access during normal business hours to the offices and properties, and to copies of books and records, of the Companies; (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized Representatives, who are bound by the Confidentiality Agreement, such financial and operating data and any other information relating to the Companies as such Persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of the Companies to cooperate with Buyer in its investigation of the Companies. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. Notwithstanding the foregoing, (A) Seller shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or contravene any confidentiality undertaking (provided, however, that Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client, work product or other privileges, violate any Applicable Law or such applicable agreement), and (B) prior to the Closing Date, Buyer shall have no right to perform or cause to be performed any invasive or subsurface investigations of the properties of the Business, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media.

(b)            On and after the Closing Date, Buyer will, and will cause the Companies to, (i) maintain the books and records of the business of the Companies for a period of eight years; (ii) upon reasonable written notice and during normal business hours, afford to Seller and its agents reasonable access to, in connection with the resolution of any third-party claims made against Seller or any audit, tax or similar requirement of Seller involving any Company, at Seller’s expense, (A) properties, copies of books and records for the period prior to Closing and (B) employees and auditors of the business of the Companies, in each case to the extent necessary to permit Seller to perform or satisfy any legal, accounting or regulatory obligation relating to any period on or before the Closing Date. Notwithstanding the foregoing, (1) any Company may destroy or otherwise dispose of any records or any portion thereof so long such Company first offers to surrender to Seller such records at Seller’s cost and expense and (2) Buyer shall not be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or contravene any Applicable Law or Privacy Obligation.

(c)            From the date hereof until the Closing Date, without Seller’s prior written consent, Buyer shall not, and shall cause its Affiliates not to, contact any customers, vendors or suppliers of, or other third parties having business relationships with, the Business, other than in the ordinary course of Buyer’s or its Affiliates’ businesses where such contact does not relate to the Business, this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby and is in any event conducted in compliance with the terms of the Confidentiality Agreement.

Section 5.05.      Notices of Certain Events. (a) Each party shall promptly notify the other of each of the following events if such event occurs prior to the Closing:

(i)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Buyer is permitted by such Governmental Authority); and

(iii)            any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 (in the case of Seller) or Section 4.06 (in the case of Buyer); and

(iv)            any breach of any representation or warranty that would cause the condition set forth in Section 8.01(b)(i) to fail to be satisfied.

(b)            Notwithstanding anything to the contrary herein, a party’s good faith failure to comply with this Section 5.05 shall not, in and of itself, provide the other party hereto the right not to effect the transactions contemplated by this Agreement.

Section 5.06.      Seller Marks. (a) Except as provided in this Section 5.06, Buyer and the Companies shall have no right, title or interest in or to the Seller Marks after the Closing. Buyer hereby acknowledges and agrees that neither it nor any of its Affiliates (including, as of the Closing, the Companies) shall acquire any goodwill, rights or benefits arising from the Seller Marks (or their use thereof during the Transition Period) and that all such goodwill, rights and benefits shall inure solely to Seller.

(b)            Promptly after the Closing Date (and in any event within six (6) months thereafter, the “Transition Period”), (i) Buyer shall, and shall cause its Affiliates (including, after the Closing, the Companies) to, cease any and all use of the Seller Marks, including by removing the Seller Marks from any and all assets, inventories, advertisements, website content, other internet or electronic communication vehicles and other documents and materials of the Companies (other than non-public materials that were created prior to the Closing Date and that remain non-public), and (ii) Buyer shall cause the Companies to take actions to cause their names to be changed to such other names that do not include the Seller Marks (including by making all necessary filings and using commercially reasonable efforts to cause all applicable Governmental Authorities to change all applications, registrations and filings, including corporate names, seals and certificates of the Companies such that they will not include any Seller Marks). Subject to the foregoing, Seller and its Affiliates hereby grant to Buyer and its Affiliates (including, after the Closing, the Companies) a non-exclusive, non-transferable, non-sublicensable (except to its and their respective vendors, distributors and other service providers solely in connection with the operation of the Business, and not for the independent use of such sublicensee, and provided that Buyer shall be fully liable to Seller for any such third party’s use of any Seller Marks as though such use were made by Buyer itself), worldwide right and license to use the Seller Marks, solely during the Transition Period and solely in connection with the continued operation of the Business during the Transition Period in a manner consistent with past practice and customary “phase out” use. At Buyer’s request, Seller shall (and shall cause its Affiliates to), solely during the Transition Period, maintain a mutually agreeable statement and link, on Seller’s and its Affiliates’ public websites and social media accounts that previously referenced the Business, directing customers to one or more websites or social media accounts designated by Buyer. Notwithstanding the Transition Period outlined in this Section 5.06(b), subject to Buyer using good faith efforts to comply with its obligations under this Section 5.06(b) in a timely manner, upon Buyer’s request, the Transition Period will be extended for up to two (2) additional ninety (90) day periods to allow Buyer and its Affiliates (including, after the Closing, the Companies) to complete performance of their obligations hereunder.

(c)            From and after the Closing Date, neither Buyer nor any of its Affiliates (including, after the Closing, the Companies) shall challenge or assist any third party to challenge the validity, enforceability or ownership of any of the Seller Marks. For clarity, nothing shall restrict Buyer or its Affiliates (including, after the Closing, the Companies) from using or referencing the Seller Marks at any time after the Closing Date in (i) a non-trademark manner to describe or provide information regarding the history of the Business, (ii) historical legal and business documents and internal materials that are not currently and shall not become visible or available to the public, (iii) a manner that would constitute “fair use” under Applicable Law or (iv) as required by Applicable Law.

Section 5.07.      Public Announcements. Buyer and Seller shall consult with each other with respect to their respective initial press releases, and shall not issue any press release or otherwise make public announcements concerning this Agreement and the transactions contemplated hereby without the prior written consent of the other party. Following such initial press release, Buyer and Seller shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts or making or distributing any broad-based employee communication, in each case, with respect to this Agreement or the transactions contemplated hereby (each, a “Release”) and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent commercially practicable and permitted by Applicable Law, shall consult with each other, and reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 5.07 shall not apply to any Release (a) that does not disclose any non-public information regarding this Agreement or the transactions contemplated hereby beyond the scope of any previously agreed Release with respect to which the other party had been consulted or (b) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, any party or its equityholders who is an investment fund may disclose the terms of this Agreement and/or the Transactions to its Affiliates, lenders and any current or potential investor in such party’s fund(s) in connection with its fundraising, marketing, informational or reporting activities or otherwise in the ordinary course of such party’s business, so long as such recipients are obligated to keep such information confidential.

Section 5.08.      Intercompany Matters. Effective as of immediately prior to the Closing, except (i) for the Transition Services Agreement, (ii) as contemplated by this Agreement, and (iii) for those arrangements set forth on Section 5.08 of the Seller Disclosure Schedule, all intercompany accounts between Seller or any of its Affiliates (other than the Companies), on the one hand, and any Company, on the other hand, shall be settled and paid in full, without any payments by Buyer or any of its Affiliates (regardless of the terms of payment of such intercompany accounts), and any receivable, payable or any other such intercompany account that is not so settled shall, effective automatically upon the Closing and without the action of any party, be terminated, and all Contracts, commitments, transactions or other arrangements or agreements between Seller or any of its Affiliates (other than the Companies), on the one hand, and any Company, on the other hand, shall be terminated, in each case without further liability or obligation (contingent or otherwise) of any party thereunder (including the Company, following the Closing), notwithstanding any terms thereof to the contrary.

Section 5.09.      Letters of Credit; Other Obligations. Section 5.09 of the Seller Disclosure Schedule sets forth a complete list of all Seller Credit Support. On the Closing Date, Seller shall deliver to Buyer a schedule that sets forth the outstanding Seller Support Credit (including the amount of any guarantees or other credit support as of the Closing Date). (a) From the date hereof until no Seller Credit Support remain outstanding (including, for the avoidance of doubt, if applicable, after the Closing), Buyer shall use its commercially reasonable efforts to (i) arrange for substitute letters of credit, guarantees and other obligations to replace any letters of credit, guarantees, financial assurances, surety bonds, performance bonds and other contractual obligations entered into by or on behalf of Seller or any of its Affiliates in connection with the Business, (collectively, together with all obligations thereunder, the “Seller Credit Support”) or (ii) assume all obligations under each Seller Credit Support, obtaining from the creditor or other counterparty (or, in the case of letters of credit, bonds or other similar Seller Credit Support, the issuing bank (or similar entity) thereof) a full release (in a form and substance satisfactory to Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or issuing bank (or similar entity), as applicable, or fulfillment of other obligations to a counterparty or issuing bank (or similar entity), as applicable, in connection with amounts drawn or otherwise due and payable under the Seller Credit Support (including any lenders or other financing parties participating in such letters of credit, bonds or similar Seller Credit Support). To the extent any Seller Credit Support remains outstanding following the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid, including costs, fees or expenses in connection with such Seller Credit Support, including Seller’s and its Affiliates’ fees in maintaining such Seller Credit Support, whether or not any such Seller Credit Support is drawn upon or required to be paid or otherwise performed, and shall in any event promptly reimburse Seller and its Affiliates to the extent any Seller Credit Support is drawn upon and Seller or any of its Affiliates makes any payment, including any reimbursement of the party issuing or otherwise providing the Seller Credit Support.

(b)            Notwithstanding anything to the contrary contained herein, Buyer shall not (i) enter into any transactions after the Closing in the name of Seller or any of its Affiliates or that would be covered by a Seller Credit Support or (ii) amend, modify, extend or renegotiate any term of any obligation that is covered by a Seller Credit Support.

(c)            Seller shall not, and shall cause its Affiliates not to, cancel or otherwise effect any amendments or modifications or any other changes to the Seller Credit Support that could increase, extend or accelerate the liability of Buyer or any of its Affiliates under any Seller Credit Support, without Buyer’s prior written consent, which subject to the application of this Section 5.09(c) to any such increase, extension or acceleration, shall not be unreasonably withheld or delayed.

Section 5.10.      Directors and Officers. (a) For a period of six years following the Closing, Buyer shall cause the Companies to maintain in effect and continue to provide to the fullest extent permitted by Applicable Law all rights to indemnification, advancement of expenses, exculpation and other limitations on liability currently existing in favor of any current employee, director or officer of each Company (including any predecessors thereof) (collectively, such employees, directors and officers, the “Seller Indemnitees”) under, and in no event on terms less favorable than those contained in, the organizational documents of any Company in effect on the date of this Agreement.

(b)            At or prior to the Closing, Buyer shall purchase or cause to be purchased a non-cancellable extension of the directors’ and officers’ liability coverage of Seller’s existing directors’ and officers’ insurance policies for the Seller Indemnitees and the Seller’s existing fiduciary liability insurance policies for the Seller Indemnitees (which shall cover the same matters and be on terms no less favorable than in effect as of the date hereof, with such differences as are customary to reflect the fact that Buyer is not a publicly traded company; provided that the limits of liability shall be $10,000,000 with respect to directors’ and officers’ liability, $5,000,000 with respect to employment practices liability, and $3,000,000 with respect to fiduciary liability) (collectively, the “D&O Tail Policy”), which shall (i) be for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period or time at or prior to the Closing, (ii) be from Seller’s current insurance carrier with respect to such coverage or an insurance carrier with the same or better credit rating and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Seller’s existing insurance coverage for the Seller Indemnitees with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against the beneficiaries thereof by reason of their having served in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that (x) in no event shall Buyer be required to expend for the D&O Tail Policy an aggregate premium amount in excess of 300% of the portion of the premium amount allocated to the Companies per annum for Seller’s existing insurance coverage for the Seller Indemnitees and (y) if the aggregate premium amount for the D&O Tail Policy exceeds such amount, Buyer shall be obligated to obtain a D&O Tail Policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(c)            In the event that Buyer, any Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer, any such Company, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 5.10.

(d)            The obligations of Buyer under this Section 5.10 shall not be terminated or modified in such a manner as to materially and adversely affect any Seller Indemnitee to whom this Section 5.10 applies without the written consent of such affected Seller Indemnitee (it being expressly agreed that each Seller Indemnitee shall be a third-party beneficiary of this Section 5.10).

Section 5.11.      Insurance Coverage. (a) Subject to Section 5.11(b), from and after the Closing, Buyer acknowledges and agrees that the Companies shall cease to be insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any of Seller’s and its Affiliates’ insurance policies and Buyer will have to obtain replacement coverage. Seller shall retain all rights to control its and its Affiliates’ insurance policies and programs, including the right to exhaust, settle, release, commute, buy back, or otherwise resolve disputes with respect to any of its insurance policies and programs, regardless of whether any such policies or programs apply to any liability of the Companies.

(b)            From the Closing until the sixth anniversary of the Closing Date, Seller shall (or shall cause a Subsidiary to) (i) file, notice and otherwise continue to pursue claims for coverage arising out of or relating to facts, events or circumstances that occurred or were alleged to occur prior to the Closing (the “Pre-Closing Occurrences”) on behalf of any Company under any insurance policy pursuant to which such Company received coverage at the time of such event (the “Pre-Closing Insurance”) and (ii) remit to such Company any proceeds received under such policy with respect thereto (but only to the extent such Company has suffered Losses in respect of such event that were not taken into account in determining Closing Net Working Capital); provided that, in each case, (A) Buyer shall promptly notify Seller of all such claims and/or efforts to seek recovery and shall, and shall cause the Companies to, cooperate with Seller in pursuing such claims and (B) Buyer and the Companies shall (1) exclusively bear and be liable for (and Seller shall have no obligation to repay and reimburse Buyer or any Company) all deductibles and retentions, self-insured and uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims and (2) reimburse Seller promptly upon request for all reasonable out-of-pocket costs and expenses incurred by

Seller or its Affiliates in connection with the cooperation contemplated by this Section 5.11(b). Seller shall take no action to exclude or remove any Company from coverage under any such Pre-Closing Insurance with respect to Pre-Closing Occurrences. From the Closing until the sixth anniversary of the Closing Date, Seller shall (or shall cause a Subsidiary to) reasonably cooperate with Buyer in the pursuit of the collection of all insurance proceeds in respect of claims made by Buyer or the Companies with respect to Pre-Closing Occurrences. This Section 5.11(b) shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this  Section 5.11(b) is intended to waive or abrogate in any way Seller’s rights to insurance coverage.

Section 5.12.      Non-Solicitation; Non-Competition; Non-Disparagement. (a) Seller agrees that, for a period commencing on the Closing Date and ending on the date that is two years after the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, or as a stockholder, partner, member, manager or other owner or participant in any Person, solicit, endeavor to entice away from or other encourage to leave any of Buyer or the Companies for employment, service or hire any of the individuals set forth on Section 5.12 of the Seller Disclosure Schedule, (such Persons, the “Covered Employees”); provided that this Section 5.12 shall not prohibit Seller and its Subsidiaries from (i) conducting a general solicitation or advertisement that is not specifically directed at such Covered Employees; (ii) soliciting for employment or hiring any individuals who have not been employed or engaged by any Company for a period of three months prior to the date such individuals were first solicited for employment; (iii) soliciting for employment or hiring any individuals whose employment or engagement with any Company is terminated by any Company after Closing; or (iv) responding to unsolicited inquiries regarding employment.

(b)            Seller agrees that, for a period commencing on the Closing Date and ending on the date that is thirty (30) months after the Closing Date, Seller shall not, and shall cause each Person that is an Affiliate of Seller as of the date hereof and each Person that that becomes an Affiliate of Seller after the Closing not to, directly or indirectly, engage in, or as a stockholder, partner, member, manager, employee, consultant or other owner assist any other Person to engage in, the Restricted Business in the US, Canada, Germany, Bulgaria and Denmark or own an equity interest in, or manage, consult, operate or control, any Person engaged in a business that competes with the Business as it is conducted on the Closing Date (a “Restricted Business”) in the US, Canada, Germany, Bulgaria and Denmark; provided that, this Section 5.12(b) shall not prohibit (i) the acquisition by Seller or any of its Affiliates of a Person, business or business line that does not have more than 10% of its sales (based on its latest annual audited financial statements) attributable to a Restricted Business; (ii) the acquisition, holding of investments, or direct or indirect ownership by Seller or any of its Affiliates of any capital stock or other securities of any Person engaged in any Restricted Business so long as such ownership interest represents not more than 10% of the aggregate voting power or of such Person; or (iii) entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Restricted Business, if such joint venture, partnership or other strategic business relationship does not engage in the Restricted Business. For the avoidance of doubt, this Section 5.12(b) shall not apply to any Person or Affiliate of any Person (other than to Seller and its Subsidiaries) that acquires all or any portion of the business, equity or assets of Seller or its Subsidiaries or enters into a business combination with Seller or with any of its Subsidiaries.

(c)            Seller agrees that, for a period commencing on the date hereof and ending on the date that is two years after the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, and shall instruct its directors and officers not to, knowingly and intentionally make, either directly or indirectly, any public disparaging oral or written comments, statements or representations regarding Buyer or the Companies or any of their respective Affiliates or any of their respective officers, directors, employees, shareholders, businesses or products; provided that the foregoing shall not prohibit any comments, statements or representations made in connection with or related to any Action in which such Seller and/or any of its Affiliates, on the one hand, are adverse to Buyer or the Companies or any of their respective Affiliates or any of their respective officers, directors, employees, shareholders, businesses or products, on the other hand.

Section 5.13.      Cooperation. From and after the Closing, each of Buyer and Seller will provide and, as applicable, cause its Subsidiaries to provide, all such reasonable cooperation to the other party and its Affiliates with respect to any third party claim, action, litigation, arbitration or investigation relating to the Business to the extent arising out of acts, omission, facts or circumstances occurring prior to the Closing, which cooperation will include making available its employees, furnishing or causing to be furnished records and information, and providing deposition and trial testimony and preparation as reasonably requested by the other parts or its Affiliates; provided that no such cooperation shall unreasonably interfere with the operation of the business of such other party or any of its Affiliates. The requesting party shall bear any and all reasonable out-of-pocket costs and expenses actually incurred by the other party or its Affiliates as a result of providing such cooperation.

Section 5.14.      Mutual Release. Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations under this Agreement and the other Transaction Agreements, Buyer, on behalf of itself and each of its Subsidiaries (including the Companies) on the one hand, and Seller, on behalf of itself and each of its Subsidiaries, on the other hand, and each of its and their respective past, present and/or future officers, directors, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and its Affiliates (other than the Companies), in the case of Buyer, and Buyer and its Affiliates (including the Companies), in the case of Seller, and each of the foregoing’s respective past, present or future officers, directors, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Companies, the Business or any actions taken or failed to be taken by any of the Released Parties in any capacity related to Companies or the Business occurring or arising on or prior to the Closing Date.

Section 5.15.      Non survival. The representations and warranties of the parties hereto contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall not survive the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to, at or after the Closing, on the part of any party, its Affiliates, and their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives, except for Fraud. Subject to Section 7.11, the covenants and agreements of the parties hereto contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall not survive the Closing, except to the extent that such covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, which covenants shall survive in accordance with their terms.

Section 5.16.      R&W Insurance Policy. Buyer agrees that if Buyer or any of its Affiliates obtains or binds a representations and warranties insurance policy with respect to any of the representations or warranties set forth in this Agreement, each such policy shall at all times provide that (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Affiliates other than with respect to Fraud, (b) Seller is a third party beneficiary of such waiver; and (c) Buyer shall have no obligation to pursue any claim against Seller in connection with any damage, loss, liability or expense.

Section 5.17.      Financing. (a) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Financing as promptly as practicable after the date hereof and in any event at or prior to the Closing, including using its commercially reasonable efforts to (i) maintain in effect under the Financing Commitment Letters in accordance with the terms and subject to the conditions thereof and to comply with its obligations under to the extent the failure to comply with such obligations would adversely impact in any material respect the amount, availability or timing of the Debt Financing, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Debt Financing Agreements”) on the terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) or, if available, on other terms that (A) are acceptable to Buyer in its sole discretion, (B) would not (1) reduce the aggregate amount of the Debt Financing, when taken together with funds under the Equity Commitment Letter, below an amount necessary to satisfy the Funding Obligations or (2) reasonably be expected to delay or adversely affect the ability of Buyer, in respect of the conditions to the consummation of the Debt Financing and the enforceability of the Debt Financing Agreements (taken as a whole), to consummate the transactions contemplated hereby and (C) would otherwise be permitted by Section 5.17(b) and Section 5.17(c), (iii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Buyer in the Financing Commitment Letters and the Debt Financing Agreements to the extent that they are within its control, (iv) consummate the Financing (including by instructing the parties to the Financing Commitment Letters to provide the Financing, on the terms and subject to the conditions set forth therein), at or prior to the Closing and (v) enforce its rights under the Financing Commitment Letters at or prior to the Closing. Buyer shall furnish true and complete copies of the Debt Financing Agreements (including in respect of any Alternative Financing) to Seller promptly upon their execution.

(b)            Buyer shall not (i) agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitment Letter, any Debt Financing Agreements or any other definitive agreements or documents related to the Financing or (ii) except as contemplated in Section 5.17(c) substitute other debt or equity financing for all or any portion of the Financing from the same or Alternative Financing sources, in each case, without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except, solely in the case of the Debt Commitment Letter, to the extent such amendment, supplement, modification or waiver would not (A) reduce the aggregate amount of the Financing (or the cash proceeds available therefrom) to less than the amount that would be required to pay the Funding Obligations, or (B) impose new or additional conditions precedent to any of the Financing, or adversely amend, modify or waive any of the conditions precedent set forth in the Financing Commitment Letters in a manner that would reasonably be expected to prevent or delay or impair the availability of any of the Financing or adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or enforce its rights against the other parties to the Financing Commitment Letters, the Debt Financing Agreements or any other definitive agreements or documents related to the Financing. Buyer shall not release or consent to the assignment or termination of the obligations of any lender or any other Person under the Financing Commitment Letters except any assignment permitted by the Financing Commitment Letters as of the date hereof. Upon any such amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 5.17(b), Buyer shall provide a copy thereof to Seller, and references to the “Financing Commitment Letters” and “Debt Commitment Letter” shall include such documents as permitted to be amended, supplemented or modified under this Section 5.17(b), and references to the “Financing” and “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, supplemented or modified under this Section 5.17(b).

(c)            If for any reason all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Buyer shall promptly notify Seller and use its commercially reasonable efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative debt financing from alternative sources (the “Alternative Financing”) (i) as promptly as practicable following the occurrence of such event, (ii) upon terms and conditions (including any “market flex” provisions) not less favorable to Buyer than those in the Debt Commitment Letter and (iii) in an amount sufficient, when taken together with funds under the Equity Commitment Letter, to pay the Funding Obligations. If any Alternative Financing is obtained in accordance with this Section

5.17(c), Buyer shall promptly notify Seller thereof and references to the “Debt Financing,” “Financing,” “Debt Commitment Letter” and “Financing Commitment Letters” (and other like term in this Agreement) shall include such Alternative Financing, as applicable.

(d)            Seller shall, and shall cause the Companies and their respective personnel, advisors and other representatives to, (i) furnish to Buyer (A) all Required Financing Information and (B) as soon as reasonably practicable and at least three Business Days prior to the Closing Date, all documentation, certifications and information as is reasonably requested by Buyer at least ten Business Days prior to the Closing Date about the Companies that the Debt Financing Sources reasonably determine are required under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and, if the borrower in respect of the Debt Financing qualifies as a “legal entity customer”, under 31 C.F.R. § 1010.230 (as amended) and (ii) use commercially reasonable efforts to assist with the Debt Financing, including:

(1)           reasonably assisting with the preparation of lender and investor presentations, bank information memoranda (and to the extent necessary, additional bank information memoranda that does not include material non-public information), confidential information memoranda, marketing materials and similar documents and materials, required in connection with the Debt Financing (and furnishing customary authorization letters in connection therewith (authorizing the distribution of information to prospective lenders and investors and containing representations customary for a financing comparable to the Debt Financing)), in each case, solely with respect to information relating to the Business;

(2)           causing management teams of the Business with appropriate seniority, and using commercially reasonable efforts to cause advisors, to participate in a reasonable number of meetings and presentations and due diligence sessions with prospective lenders, in each case upon reasonable advance notice and at mutually agreeable dates and times (with all of the foregoing to be virtual at Seller’s or such person’s request);

(3)           assisting in the executing and delivering (or assisting Buyer in obtaining from legal counsel (including local counsel) for the Company and its Subsidiaries and their advisors) of any credit agreement, guarantee or pledge and security documents, other definitive financing documents or other certificates, legal opinions or documents as may be reasonably requested by Buyer and as may be necessary and customary in connection with the Debt Financing (including a customary solvency certificate of the chief financial officer of the Companies), and otherwise facilitating the obtaining of guarantees and pledging of collateral (including the delivery of original share certificates, together with share powers executed in blank, with respect to each Company) in connection with the Debt Financing, in each case to be effective as of no earlier than the Closing;

(4)           taking corporate and other organizational actions to approve any credit agreement, guarantee, pledge and security documents and other definitive financing documents, and executing and delivering consents and resolutions, as may be reasonably requested by Buyer; provided, that the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Closing;

(5)           assisting with the payoff of existing indebtedness of the Company and its Subsidiaries and the release of related liens on or prior to the Closing Date; and

(6)           reasonably cooperating with the Debt Financing Sources’ due diligence in connection with the Debt Financing.

(e)            Nothing in Section 5.17(d) shall require any such cooperation to the extent that it would (A) require Seller to waive or amend any terms of this Agreement or require Seller to incur any liability or, make any payment (other than as expressly contemplated hereby), (B) require the Companies or any of their respective Affiliates to (1) agree to make any payment (including any commitment or other fee or any expense reimbursement) in connection with the Financing prior to the Closing or (2) incur any other liability or give any indemnity or otherwise commit to take any action (including any corporate or comparable action) that is not contingent on the Closing, (C) unreasonably interfere with the ongoing business or operations of, Seller, the Companies or of any of their respective Affiliates, (D) require Seller, any of the Companies or any of their respective Affiliates to take any action that would (1) jeopardize its attorney-client privilege, (2) violate its respective certificates of incorporation or bylaws (or comparable documents), (3) violate any Applicable Law, (4) constitute a default, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person, in each case under any provision of any agreement or other instrument binding upon such Person or (5) result in the creation or imposition of any Lien on any asset of such Person (except, in the case of the Companies, any Lien on any of its assets that becomes effective only upon the Closing), (E) require Seller or any of its Affiliates (other than the Companies) or their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives to enter into or approve any Debt Financing Agreement or other definitive agreement or document related to the Financing that is not contingent on the Closing (other than the authorization and representation letters referred to in clause (ii) of Section 5.17(d), (F) result in any of Seller’s, the Companies’ or any of their respective Affiliates’, directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives incurring any personal liability with respect to any matters relating to the Financing, (G) cause any condition to Closing set forth in Section 8.01(a) to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by Seller or (H) require Seller or the Companies to provide any financial or other information that is not readily available, historically prepared and maintained in the ordinary course of business and customarily required for the arrangement of debt financings similar to the Debt Financing (and none of such financial or other information shall be required to be prepared in compliance with

Regulation S-X). No action, liability or obligation of the Companies or their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be required to be effective until the Closing (other than the authorization and representation letters referred to in clause (i) of Section 5.17(d)), and none of Seller, the Companies, any of their respective Affiliates or their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives shall be required to provide any information or make any presentations with respect to capital structure, the incurrence of the Financing, other pro forma information relating thereto or the manner in which Buyer intends to operate, or cause to be operated, the Business after the Closing.

(f)             Notwithstanding anything to the contrary herein, (i) Buyer shall promptly reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by Seller or the Companies in connection with the assistance contemplated by Section 5.17(d)) and (ii) Buyer shall indemnify and hold harmless Seller and the Companies and their Affiliates and their respective directors, managers, officers, general or limited partners, employees, agents and other authorized representatives from and against any and all damages suffered by any of them in connection with the Financing and/or the actions and cooperation contemplated by Section 5.17(d) or any information used in connection therewith except to the extent that such damages arise out of or in connection with (A) a Willful Breach by any Company or Seller of this Section 5.17, (B) the gross negligence, willful misconduct or fraud of any Company or Seller or (C) historical information of the Companies or the Business provided in writing by or on behalf of Seller, the Companies or the Business specifically for use in connection with the assistance obligations set forth in this Section 5.17.

(g)            Buyer shall give Seller prompt written notice of (i) the receipt by Buyer of any written notice or written communication from any party to any Financing Commitment Letter, Debt Financing Agreement or other definitive agreement or document related to the Financing with respect to any actual breach, default, withdrawal, termination or repudiation of any provision of such Financing Commitment Letter, Debt Financing Agreement or other definitive agreement or document related to the Financing, and (ii) Buyer becoming aware of any fact, circumstance, event or other reason that could reasonably be expected to result in Buyer not being able to timely obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters, Debt Financing Agreements or other definitive agreements or documents related to the Financing. Upon written request by Seller, Buyer shall keep Seller reasonably informed of the status of its commercially reasonable efforts to arrange the Financing (or Alternative Financing in accordance with Section 5.17(c)) including, to the extent requested by Seller in writing, providing drafts and final versions of the definitive agreements.

(h)            All non-public or other confidential information provided by Seller, the Companies or their respective Affiliates pursuant to this Section 5.17 shall be kept confidential by Buyer in accordance with the Confidentiality Agreement. Notwithstanding the foregoing or any other provision set forth herein or in any other agreement between any Company or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand, each of Seller and the Companies agree that Buyer and its Affiliates may share customary projections and other non-public information provided pursuant to this Section 5.17 on a customary basis with its debt and equity financing sources, and that Buyer and its Affiliates and such debt or equity financing sources may share such information with potential financing sources in connection with any marketing efforts in connection with any debt financing of Buyer related to the transactions contemplated by this Agreement; provided that all recipients (including any such financing source, potential financing source or other recipient) of the foregoing information from Buyer or its Affiliates agree to the terms of the Confidentiality Agreement or other customary confidentiality and use restrictions substantially similar in all material respects. Upon Seller’s written request, Seller, the Companies and their respective Affiliates shall be given a reasonable opportunity to review all presentations, bank information memoranda and similar marketing materials, materials for rating agencies and other documents prepared by or on behalf of or used by Buyer or any of its Affiliates or used or distributed to any Debt Financing Source or any of its Affiliates in connection with the Debt Financing that include any Marks of or information about or provided by the Businesses, Seller, the Companies or their respective Affiliates; provided that any authorization letters (or the bank information memoranda in which such letters are included) shall include language that exculpates Seller, the Companies and their respective Affiliates from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distribution in connection therewith.

(i)             Notwithstanding anything to the contrary herein, it is understood and agreed that (A) the condition precedent set forth in Section 8.01(b)(ii) as applied to Seller’s obligations under this Section 5.17 shall be deemed to be satisfied and (B) Seller shall be entitled to exercise each of the termination rights applicable to it in Article 9 (subject to the terms and conditions thereof), in each case, unless Seller Willfully Breached its obligations under this Section 5.17 and such Willful Breach substantially contributed to Buyer’s inability to obtain the Debt Financing; provided that Buyer shall notify Seller in writing promptly (and in any event within three Business Days) after becoming aware of any fact or circumstance that Buyer believes constitutes such a breach by Seller of its obligations under this Section 5.17 and if Buyer fails to provide such notice within such period or Seller cures any such breach in all material respects within a five-Business Day period after receipt of such notice, Buyer shall not be entitled to assert that the condition set forth in Section 8.01(b)(ii), as it applies to Seller’s obligations under this Section 5.17, is not satisfied due to such breach.

Section 5.18.      Wrong Pockets. (a) If, on or after the Closing Date, (i) Seller or any of its Affiliates receive any assets, rights, properties, notices, monies or amounts that are properly due, deliverable or owing to Buyer or attributable to the Business, or (ii) Buyer, the Companies or any of their respective Affiliates receive any assets, rights, properties, notices, monies or amounts that are properly due, deliverable or owing to Seller or the Retained Subsidiaries or not attributable to the Business, then such party or such Affiliate shall promptly remit, or shall cause to be remitted, such notices, monies or amounts by notice to the intended party or by wire transfer of immediately available funds into an account or accounts of such party and/or any Person that such party designates in writing, as applicable.

(b)            The parties shall cooperate with each other in connection with their obligations under Section 5.18(a) and to facilitate the transition of collections as promptly as practicable after the Closing. The parties acknowledge and agree there is no right of offset for any payments to be made pursuant to Section 5.18(a) and a party may not withhold funds received from third parties which it is required to remit to the other party pursuant to Section 5.18(a) in the event there is a dispute regarding any other issue under any Transaction Agreement to which they are a party.

Section 5.19.      Other IP Matters. (a) Seller, on behalf of itself and its Affiliates (for the avoidance of doubt, excluding the Companies, the “Seller Covenant Parties”), hereby covenants to Buyer that none of the Seller Covenant Parties shall bring any Action against (i) Buyer or any of its Affiliates (including, after the Closing, the Companies), (ii) any of Buyer’s or its Affiliates’ (including, after the Closing, the Companies’) contractors, service providers, distributors, or resellers (in each case solely with respect to the products or services of the Business, but not with respect to other products or services of such third parties), or (iii) any end users of Buyer or any of its Affiliates (including, after the Closing, the Companies) (solely with respect to the use of the products or services of the Business), in each case anywhere in the world, but only to the extent such Action alleges that the current or future operation of the Business infringes any patents, trade secrets, inventions, know-how, methods or processes that (A) are owned by the Seller Covenant Parties as of the Closing and (B) were used in the operation, products or services of the Business as of the Closing Date or at any time during the twelve (12) month period immediately prior to the Closing Date.

(b)            The parties intend and agree that, for purposes of Section 365(n) of the U.S. Bankruptcy Code (and any amendment thereto) and any equivalent law in any foreign jurisdiction, the above covenant in Section 5.19(a) will be treated as a license to intellectual property (as defined in Section 101(35A) of the U.S. Bankruptcy Code). Buyer and its Affiliates (including, after the Closing, the Companies) may transfer the covenant granted by the Seller Covenant Parties in Section 5.19(a), in whole or in part, to the acquirer in connection with the sale of the Business, in whole or in part, to such acquirer (including by way of merger, reorganization or equity sale of any entity owning the Business); provided that the covenant will not extend to any other businesses, products or services of any acquirer or of any Affiliate thereof.

Article 6
Employee Matters

Section 6.01.      Continued Employment of Company Employees. The Company Employees (including any Company Employee who is not actively working on the Closing Date as a result of an approved leave of absence) who continue employment on and after the Closing Date are referred to each as a “Continuing Employee,” and collectively as the “Continuing Employees.” Except to the extent provided for in the Transition Services Agreement, each Continuing Employee shall continue employment with the Company immediately following the Closing.

Section 6.02.      Maintenance of Compensation and Benefits. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), Buyer shall (or shall cause its Affiliates to) provide each Continuing Employee (a) an annual base salary or wage rate and annual and/or short-term cash incentive compensation opportunities (not including equity or equity-based incentives) that in each case is at least equal to the annual base salary or wage rate and annual and/or short-term cash incentive compensation opportunities provided to such Continuing Employee as of immediately prior to the Closing Date, (b) subject to Seller’s compliance with clause (i) of the proviso contained in Section 3.17(a), employee benefits (excluding change in control, transaction or retention payments) that are substantially comparable in the aggregate to the employee benefits provided by Seller or its Affiliates (including the Companies) to such Continuing Employee immediately prior to the Closing Date and (c) subject to Seller’s compliance with clause (i) of the proviso contained in Section 3.17(a), severance protections or other termination-related benefits and entitlements that are no less favorable than the severance protections or other termination-related benefits to which such Continuing Employee would have been entitled immediately prior to the Closing Date under any Seller or Company Benefit Plan. Except to the extent required by Applicable Law, effective as of Closing, each Company Employee shall cease all active participation in, and accrual of benefits under, any Seller Benefit Plan.

Section 6.03.      Service Credit. Buyer shall (or shall cause its Affiliates to) use commercially reasonable efforts to grant each Continuing Employee full credit for all prior service with Seller, a Retained Subsidiary, a Company or any of their respective Affiliates or predecessors of any such entity for all purposes under each Employee Benefit Plan sponsored or maintained by Buyer or any of its Affiliates, including for purposes of determining eligibility to participate, level of benefits, vesting, early retirement eligibility and benefit plan accruals (other than benefit accruals under a defined benefit pension plan), to the same extent such service would be recognized by any of Seller or its applicable Affiliate (including the Companies) under any analogous Seller Benefit Plan or Company Benefit Plan immediately prior to the Closing; provided, however, that such credit shall not result in a duplication of benefits. For the avoidance of doubt, to the extent any accrued and unused paid time off of Continuing Employees is treated as Indebtedness, Buyer shall (or shall cause its Affiliates to) credit each Continuing Employee with all paid time off accrued and unused by such Continuing Employee through the Closing Date; provided that, to the extent required by Applicable Law, all paid time off accrued and unused by such Continuing Employee through the Closing Date shall be paid by the Company to such Continuing Employee (if Applicable Law requires any such paid time off accrued and unused by such Continuing Employee through the Closing Date to be paid).

Section 6.04.      Welfare Plans. As of the Closing Date, except to the extent provided for in the Transition Services Agreement and except with respect to any

Continuing Employee who is on short- or long-term disability leave at Closing to the extent Buyer and Seller mutually agree in good faith cannot reasonably be covered by a health or disability benefit plan maintained by Buyer and its Affiliates for purposes of this Section 6.04, each Continuing Employee shall cease participation in the health and welfare benefit plans of Seller and the Retained Subsidiaries (each, a “Seller Welfare Plan”) and commence or continue participation in the health and welfare benefit plans maintained by Buyer and its Affiliates (which, for the avoidance of doubt, after the Closing shall include any Company Benefit Plans). Seller and the Retained Subsidiaries shall be responsible for providing benefits in respect of claims incurred under a Seller Welfare Plan for Continuing Employees and their beneficiaries and dependents prior to the Closing Date. Benefits in respect of all welfare plan claims incurred by Continuing Employees on or after the Closing Date shall be provided by Buyer and its Affiliates and, to the extent any benefits are provided to Continuing Employees via the Transition Services Agreement, the full cost (i.e., of actual claims, not only premiums) shall be borne by Buyer in accordance with the terms and conditions of the Transition Services Agreement. For purposes of this Section 6.04, the following claims shall be deemed to be incurred as follows: (a) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (b) health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies. Unless the Companies would otherwise be responsible for such benefits, Seller shall be responsible for providing short- and long-term disability benefits to Continuing Employees that, by their terms, are payable prior to the Closing Date, and Buyer shall be responsible for providing such benefits that, by their terms, are payable at or after the Closing Date (regardless of when the event entitling the Continuing Employee to such benefits occurred).

Section 6.05.      Pre-Existing Conditions and Co-Payments. Buyer shall (or shall cause its Affiliates to) use commercially reasonable efforts to:

(a)            waive all limitations as to pre-existing conditions, exclusions, active employment requirements, waiting periods and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Continuing Employees (and their eligible dependents) under any health and welfare plans in which the Continuing Employees are eligible to participate on or after the Closing Date to the extent that such limitations were waived or met under the applicable Seller Welfare Plan or health and welfare Company Benefit Plans; and

(b)            provide each Continuing Employee with credit for the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Continuing Employees are eligible to participate on or after the Closing Date.

Section 6.06.      Workers Compensation. Buyer or its applicable Affiliate (including the Companies, after the Closing) shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable Liabilities that are based upon Continuing Employees’ injuries or illnesses that arise after the Closing. Unless the Companies would otherwise be responsible for such benefits or Liabilities, Seller shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable Liabilities that are based upon the Continuing Employees’ injuries or illnesses that arise prior to the Closing Date.

Section 6.07.      US Defined Contribution Plans. As soon as administratively practicable after the Closing Date (but in any event with 120 days), Buyer shall cover (or cause to be covered) each Continuing Employee who is based primarily in the United States under a defined contribution plan intended to qualify under Section 401(a) of the Code (the “Buyer DC Plan”). Effective as of the Closing Date or any subsequent date reasonably requested by Buyer (but not later than the 30th day following the Closing Date), Buyer shall allow the Continuing Employees to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the Verisk 401(k) Savings Plan (the “Seller DC Plan”) to the Buyer DC Plan in the form of cash and participant loan notes. Effective as of the Closing, Seller shall fully vest the account balances of each Continuing Employee under the Seller DC Plan. During the Continuation Period Buyer shall or shall cause its Affiliates to continue to make available to and maintain for the benefit of Continuing Employees, the Buyer DC Plan (including any profit sharing contribution opportunities) in accordance with its terms.

Section 6.08.      Company Benefit Plan. For the avoidance of doubt, except as provided for in the Transition Services Agreement and as of and following the Closing Date, (a) Seller and the Retained Subsidiaries shall have no Liabilities or responsibilities with respect to any Company Benefit Plan, and (b) Buyer shall have no Liabilities or responsibilities with respect to any Seller Benefit Plan.

Section 6.09.      Seller Equity. Effective as of the Closing, Seller shall fully accelerate all outstanding equity or equity-based awards granted to Continuing Employees pursuant to Seller Benefit Plans.

Section 6.10.      No Third-Party Beneficiaries. Without limiting the generality of Section 11.08, nothing in this Article 6, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Company Employee or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ any Company Employee for any period following Closing.

Article 7
Tax Matters

Section 7.01.      Buyer Tax Covenants. Buyer covenants that it will not cause or permit any Company or any Affiliate of Buyer to (a) amend any Tax Return of any Company relating to any Pre-Closing Tax Period, (b) take any action on the Closing Date other than in the ordinary course of business that could give rise to any Tax liability or reduce any Tax asset of Seller or any of its Affiliates, (c) engage in any voluntary disclosure or similar process or initiate communications with any Taxing Authority with respect to Taxes of any Company attributable to a Pre-Closing Tax Period or Straddle Period, (d) extend or waive, or cause to be extended or waived or permit any Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (e) unless otherwise contemplated by this Agreement, make, change or revoke any Tax election with respect to a Company that would be effective on or before the Closing Date, in each case, if such action could reasonably be expected to adversely affect the Tax liability of Seller or its Affiliates other than in any de minimis respect, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

Section 7.02.      Tax Returns. (a) Seller shall, or shall cause its Affiliates to, prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or with respect to a Company (“Company Returns”) that relate to Combined Taxes. Seller shall be permitted to reflect any Transaction Tax Deductions on such Company Returns to the maximum extent permitted by Applicable Law.

(b)            Except as set forth in Section 7.02(a), Buyer shall prepare or cause to be prepared and file or cause to be filed all Company Returns filed after the Closing Date.

Section 7.03.      Transfer Taxes. All Transfer Taxes incurred as a result of the purchase of Shares (including, for the avoidance of doubt, any real property transfer Tax and any similar Tax) shall be paid by Buyer when due, and Buyer shall, at its own expense, prepare and file all necessary Tax Returns with respect to all such Taxes. If required by Applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns.

Section 7.04.      Tax Sharing. Any and all existing Tax Sharing Agreements between any Company, on the one hand, and Seller or any of its Affiliates, on the other hand, shall be terminated as of the Closing Date. After such date none of the Companies, Seller or any Affiliate of Seller shall have any further rights or Liabilities thereunder.

Section 7.05.      Cooperation on Tax Matters. (a) Buyer and Seller shall, and shall cause their respective Affiliates (including, in the case of Buyer, the Companies after the Closing Date) to, provide to the other party such cooperation and information, as and to the extent reasonably requested, in connection with the preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other action with respect to Taxes in each case as they relate to any of the Companies. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Authorities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, which any such party may possess and is reasonably requested by the other party and reasonably necessary in connection with the preparation of Tax Returns or the conduct of any audit or other Tax claim. The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Companies for the Tax period first ending after the Closing Date and for all prior Tax periods through the expiration of the applicable statute of limitations (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party thirty (30) days written notice of such disposal and the opportunity to copy (at such other party’s cost) such Tax Returns or other documents. Each party shall make its employees reasonably available on a mutually convenient basis to provide explanation of any documents or information so provided. Notwithstanding the foregoing or anything to the contrary herein, Seller shall not be required to provide Buyer any right to access or to review any Tax Return or Tax work papers of Seller, any Seller Group or any Affiliate of Seller, or to transfer to Buyer any books, records or information to the extent they relate to Combined Taxes or to provide any notice to Buyer with respect to such Tax Returns or Tax work papers to the extent they relate to Combined Taxes. Buyer and Seller further agree, and agree to cause their respective Affiliates (including, in the case of Buyer, the Companies after the Closing Date), to, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of any Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 7.06.      Purchase Price Adjustment. Any amount paid by Seller or Buyer under this Article 7 shall be treated as an adjustment to the Purchase Price for income tax purposes to the extent permitted by Applicable Law.

Section 7.07.      Tax Indemnification. (a) Seller hereby indemnifies Buyer Indemnified Persons for, and agrees to hold Buyer Indemnified Persons harmless from, any and all Losses to the extent actually suffered or incurred by Buyer and, without duplication, (i) arising out of any Combined Tax, (ii) relating to any Restructuring Taxes, (iii) relating to any Tax for a Pre-Closing Tax Period arising as a result of the Section 336(e) Election, or (iv) in respect of U.S. federal, state or local income Taxes for a Pre-Closing Tax Period relating to the sale and purchase of Verisk Canada and Verisk Europe (including any such Tax arising as a result of the Section 338(g) Election for a Pre-Closing Tax Period) (a “Seller Indemnified Tax Loss”); provided that Seller shall have no liability for any Seller Indemnified Tax Loss to the extent that such Seller Indemnified Tax Loss (A) was taken into account in the calculation of the Purchase Price or (B) is attributable to or resulting from a breach by Buyer of any covenant set forth in this Agreement.

(b)            If any claim or demand for Taxes that could reasonably be expected to give rise to a Seller Indemnified Tax Loss is asserted by any Taxing Authority, Buyer or the applicable Company shall notify Seller of such claim or demand promptly but not later than the time that would allow Seller to timely respond to such claim or demand, and shall give Seller such information with respect thereto as Seller may reasonably request. Seller may discharge, at any time, its indemnification obligation under this Section 7.07 in respect of a Seller Indemnified Tax Loss by paying Buyer or the applicable Company, as applicable, the amount of such Seller Indemnified Tax Loss, calculated on the date of such payment. Seller may, at its own expense, participate in and, upon notice to Buyer or the applicable Company, as applicable, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). If Seller assumes such defense, Seller shall have the sole discretion as to the conduct of such defense (including the right to settle such claim, suit, action, litigation or proceeding), provided that Seller shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to any Seller Indemnified Tax Loss without the consent of Buyer (not to be unreasonably withheld, conditioned or delayed) to the extent that such judgment, compromise, or settlement would adversely affect the Companies after the Closing Date. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Seller shall not be liable under this Section 7.07 for (i) any Tax the payment of which was made without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) any settlement resulting from any claim, suit, action, litigation or proceeding with respect to which Seller was not notified as required hereunder.

Section 7.08.      Refunds. Buyer shall promptly pay or cause to be paid to Seller or an Affiliate thereof designated by Seller all refunds of Taxes and interest thereon actually received by Buyer or any Affiliate of Buyer (including any Company) attributable to any Tax described in the definition of “Seller Indemnified Tax Loss.”

Section 7.09.      Elections. (a) Seller and Buyer shall make (or cause their appropriate Affiliates to make) an election under Section 336(e) of the Code (or any similar election under state or local Tax Applicable Law) with respect to the sale of 3E USA by Verisk Analytics, Inc. (the “Section 336(e) Election”). Accordingly, the parties agree that (i) this Agreement constitutes a written, binding agreement between Verisk Analytics, Inc. and 3E USA to make the Section 336(e) Election as contemplated by Treasury Regulation Section 1.336-2(h)(1)(i) and (ii) 3E USA shall be treated as a party to this Agreement for purposes of the Section 336(e) Election. Buyer and Seller shall, and shall cause their respective Affiliates (including, in the case of Buyer, the Companies after the Closing Date) to, cooperate fully in connection with the implementation of this Section 7.09(a), including filing any Tax Return.

(b)            Buyer shall make (or cause to be made) a timely election under Section 338(g) of the Code in respect of Verisk Europe (a “Section 338(g) Company”). Without Seller's prior written consent, Buyer shall not make, or permit any of its Affiliates to make, any election under Section 338(g) of the Code (or any similar election under state, local or foreign Tax Applicable Law) with respect to the acquisition of any Company other than a Section 338(g) Company (any election made under Section 338(g) in accordance with this Section 7.09(b), a “Section 338(g) Election”).

(c)            Buyer, in its sole discretion, may (or cause its appropriate Affiliates (including the Companies) to) convert 3E USA to a limited liability company or other form of entity (including making an election pursuant to Treasury Regulation Section 301.7701-3) or take any other action to treat 3E USA as a disregarded entity for U.S.

federal income Tax purposes, which election would be effective on the day after the Closing Date.

Section 7.10.      Allocation of Purchase Price. The parties agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Closing Purchase Price (a) among the Companies in accordance with Exhibit A, an estimated version of which is attached hereto and shall be updated after the date hereof to conform to the final valuation report of Bay Valuation Advisors, LLC that has been commissioned by Seller (as so updated, the “Allocation Schedule”) and then (b) further allocate, in a manner consistent with the Allocation Schedule, the Closing Purchase Price (and any other amounts treated as consideration for U.S. federal income Tax purposes) (i) to the applicable assets of each Company treated as a disregarded entity for U.S. federal income Tax purposes immediately prior to Closing in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder, (ii) as the “aggregate deemed asset disposition price” (as such term is defined in Treasury Regulations Section 1.336-3) to the applicable assets of any Company for which a Section 336(e) Election has been made in accordance with the rules under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder and (iii) as the “aggregate deemed sale price” (as such term is defined in Treasury Regulations Section 1.338-4) to the applicable assets of each Company for which a Section 338(g) Election has been made in accordance with the rules under Section 338(g) of the Code and the Treasury Regulations promulgated thereunder ((i)-(iii), the “Purchase Price Allocation”). Within 60 calendar days after the Determination Date, Seller shall deliver to Buyer a draft Purchase Price Allocation. If within 30 days after Buyer's receipt of the draft Purchase Price Allocation, Buyer has not objected in writing to such draft Purchase Price Allocation, it shall become final. In the event that Buyer objects in writing within such 30-day period, the parties shall negotiate in good faith to resolve the dispute. If Seller and Buyer are unable to reach an agreement within such 30-day period, Seller and Buyer shall each be entitled to adopt their own positions regarding the allocation of the Closing Purchase Price for U.S. federal income tax purposes; provided, that such allocation shall be consistent with the Allocation Schedule. If Seller and Buyer do reach agreement, Buyer and Seller agree to file all Tax Returns (including, if applicable, the filing of IRS Form 8594 and IRS Form 8883 with their U.S. federal income Tax Return for the taxable year that includes the date of the Closing) consistent with the Purchase Price Allocation (as finally negotiated and agreed) unless otherwise required by Applicable Law. The Parties further agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, as additional consideration, any amounts received by Seller pursuant to either the Deferred Consideration Agreement or Section 2.07 of this Agreement amongst the Companies in accordance with the manner in which the Closing Purchase Price is allocated pursuant to the Allocation Schedule.

Section 7.11.      Survival. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in Article 7 shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

Article 8
Conditions to Closing

Section 8.01.      Conditions to Closing. (a) The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions (any or all of which may be waived by Buyer and Seller, together, in whole or in part to the extent permitted by Applicable Law):

(i)            any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated; and

(ii)           there shall not be in force an injunction or order of any court of competent jurisdiction in the United States or any other Relevant Jurisdiction enjoining, prohibiting or rendering illegal the consummation of the Closing.

(b)            The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by Applicable Law):

(i)            (A) The representations and warranties of Seller contained in Sections 3.01 (solely the first sentence thereof), 3.03, 3.06 and 3.08, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, (B) the representation and warranty set forth in Section 3.09(a) shall be shall be true and correct in all respects as of the Closing Date, as if made at and as of such date and (C) the other representations and warranties of Seller, contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(ii)            the covenants of Seller to be performed prior to the Closing shall have been performed in all material respects;

(iii)          since the date hereof, there shall not have occurred or reasonably be expected to occur a Material Adverse Effect;

(iv)          the Restructuring shall have occurred in accordance with the Restructuring Steps; and

(v)           Buyer shall have received a certificate signed by an executive officer of Seller to the effect of the foregoing clauses (i), (ii), (iii) and (iv).

(c)            The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by Applicable Law):

(i)            (A) the representations and warranties of Buyer contained in Section 4.01, 4.02, 4.07 and 4.08, disregarding all qualifications contained therein relating to materiality or material adverse effect, shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (B) the other representations and warranties of Buyer contained in this Agreement shall, disregarding all qualifications contained therein relating to materiality or material adverse effect, be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except any inaccuracy or omission that would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby;

(ii)           the covenants of Buyer to be performed prior to the Closing shall have been performed in all material respects; and

(iii)          Seller shall have received a certificate signed by an executive officer of Buyer to the effect of the foregoing clauses (i) and (ii).

Article 9
Termination

Section 9.01.      Termination. (a) This Agreement may be terminated at any time prior to the Closing:

(i)            by mutual written agreement of Seller and Buyer;

(ii)            by either Seller or Buyer if Closing has not occurred before May 21, 2022 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(a)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time;

(iii)          by either Seller or Buyer if the Closing would violate any non-appealable, final injunction or order of any court of competent jurisdiction in any Relevant Jurisdiction;

(iv)          by Buyer if there is a breach on the part of Seller of any representation or warranty, or a failure on the part of Seller to perform any covenant or agreement, set forth in this Agreement that would cause the condition set forth in Section 8.01(b)(i) or (ii) not to be satisfied, and such condition (A) is incapable of being satisfied by the End Date or (B) has not been cured by Seller within 30 days following written notice to Seller from Buyer of such breach or failure to perform;

(v)           by Seller if there is a breach on the part of Buyer of any representation or warranty, or a failure on the part of Buyer to perform any covenant or agreement, set forth in this Agreement that would cause the condition set forth in Section 8.01(c)(i) or (ii) not to be satisfied, and such condition (A) is incapable of being satisfied by the End Date or (B) has not been cured by Buyer within 30 days following written notice to Buyer from Seller of such breach or failure to perform; or

(vi)          by Seller if (A) all of the conditions set forth in Sections 8.01(a) and 8.01(b) have been satisfied (other than those conditions which by their terms or nature are to be satisfied at the Closing (provided that those conditions were capable of satisfaction at such time if Closing were to occur at the time of such notice)), (B) Seller has given irrevocable written notice to Buyer that all the conditions set forth in Sections 8.01(a) and 8.01(c) have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied at the Closing (provided that those conditions were capable of satisfaction at such time if Closing were to occur at the time of such notice)) and it is ready, willing and able to consummate the Closing and (C) Buyer has failed to consummate the transactions contemplated by this Agreement on or prior to the date which is three Business Days following the date on which the Closing should have occurred pursuant to Section 2.03.

(b)            The party desiring to terminate this Agreement pursuant to Section 9.01(a)(ii), 9.01(a)(iii), 9.01(a)(iv), 9.01(a)(v) or 9.01(a)(vi) shall give written notice of such termination to the other party.

Section 9.02.      Effect of Termination. Except as otherwise set forth in Section 9.03, if this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability hereunder of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party to this Agreement; provided that the Guarantee and the provisions of Section 1.01, Section 5.17(f), this Section 9.02, Section 9.03 and Article 11 (other than Section 11.02) shall survive any such termination; provided, further, that, subject to Section 9.03, if such termination shall result from the willful breach of a covenant of this Agreement prior to such termination, such party shall be fully liable for any and all damages and Liabilities of any kind, character or description incurred or suffered by another party as a result of such failure or breach; provided, further, that a failure of Buyer to consummate the transactions contemplated hereby in breach of this Agreement shall be deemed to be willful for all purposes hereunder whether or not Buyer had sufficient funds available to consummate such transactions

Section 9.03.      Termination Fee and Related Matters. (a) If this Agreement is terminated by Seller pursuant to Section 9.01(a)(v) or Section 9.01(a)(vi) (or by Buyer or Seller pursuant to Section 9.01(a)(ii), at a time when Seller had the right to terminate the Agreement pursuant to Section 9.01(a)(v) or Section 9.01(a)(vi) (in each case, without giving effect to any notice requirement or cure period or right set forth therein)), then Buyer shall pay to Seller an amount in cash equal to $43,750,000 by wire transfer in immediately available funds (the “Termination Fee”) within two Business Days of such termination (or, in the case of any such termination by Buyer pursuant to Section 9.01(a)(ii), prior to or concurrently with and as a condition precedent to such termination), it being understood that in no event shall Buyer be required to pay the Termination Fee more than once. Upon the payment by Buyer of the Termination Fee if and when required by this Section 9.03, no Buyer Related Party or any Representatives thereof shall have any further liability with respect to this Agreement or the Transactions to Seller, the Companies, or any of Seller and its Affiliates and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, counsel, financial advisors, auditors, other authorized representatives, assignees and agents or Affiliates and any former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates of any of the foregoing (collectively, the “Seller Related Parties”). Each of the parties hereto agrees, on behalf of itself and its respective Affiliates, successors and assigns, that (i) the liabilities and damages that may be incurred or suffered by Seller in circumstances in which the Termination Fee is payable are uncertain and difficult to ascertain, (ii) the Termination Fee represents a reasonable estimate of probable liabilities and damages incurred or suffered by Seller in these circumstances, and (iii) such amount is not excessive or unreasonably large, given the parties’ intent and dealings with each other, and shall not be argued by any party to be or be construed as a penalty, and each party expressly waives any right to argue, assert or claim any of the foregoing in any dispute among the parties and/or any of their respective Affiliates, successors or assigns, arising out of this Agreement.

(b)            Subject to Section 11.13, Seller’s right to terminate this Agreement and receive payment of the Termination Fee in circumstances in which it is payable under Section 9.03(a) shall be the sole and exclusive remedy in such circumstances of any Seller Related Party against Buyer, the Sponsor and their respective Affiliates, any debt or equity financing source or potential debt or equity financing source and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, counsel, financial advisors, auditors, other authorized representatives, assignees and agents or Affiliates or any former, current or future general or limited partner, stockholder, equityholder, member, manager, director, officer, employee, agent or Affiliate of any of the foregoing (collectively, but excluding Buyer, the “Buyer Related Parties”) for any losses and damages suffered in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of the Transactions to occur for any reason or for no reason)

or any breach (whether a willful breach, or otherwise willful, intentional, unilateral, in respect of actual fraud or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and, upon payment of the Termination Fee neither Buyer nor any Buyer Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the Equity Commitment Letter or the Guarantee or the transactions contemplated hereby or thereby; provided that the foregoing shall not limit the ability of Seller or the Companies to recover reimbursement for costs and expenses or indemnification under Section 5.17(f) or reimbursement for costs and expenses or interest pursuant to Section 9.03(c), and any such reimbursement, indemnification or interest shall not reduce the amount of the Termination Fee; and provided further, that nothing in this Section 9.03(b) shall restrict, Seller’s entitlement to seek and obtain specific performance (1) hereunder as and to the extent permitted by Section 11.13, (2) against the Sponsor under the Guarantee or (3) under the Equity Commitment Letter to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein.

(c)            Buyer acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller would not enter into this Agreement. Accordingly, if Buyer fails promptly to pay any amount due pursuant to this Section 9.03, it shall also pay any costs and expenses incurred by Seller in connection with enforcing this Agreement (including by legal action), together with interest on the amount of such unpaid fee, costs and expenses, at a rate per annum equal to 5% from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Article 10
Indemnification

Section 10.01.  Indemnification by Seller. From and after the Closing, Seller will indemnify and hold harmless, without duplication, Buyer and its Affiliates (including the Companies) (collectively, the “Buyer Indemnified Persons”) from and against any and all Losses incurred by any Buyer Indemnified Person arising out of any Retained Liability.

Section 10.02.  Indemnification by Buyer. From and after the Closing, Buyer will indemnify and hold harmless, without duplication, Seller and its Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Losses incurred by any Seller Indemnified Person arising out of any Business Liability.

Section 10.03.  Third Party Claim Procedures. (a) The Person seeking indemnification under Section 10.01 or Section 10.02 (the “Indemnified Party”) shall give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any action or proceeding by any third party (“Third-Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(b)            The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party shall, within thirty days after delivery of a notice by the Indemnified Party of such Third-Party Claim, give written notice to the Indemnified Party that it is assuming and controlling the defense of such Third-Party Claim. If the Indemnifying Party shall so assume the control of the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third-Party Claim if (i) the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all Liabilities with respect to such Third-Party Claim, (ii) the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, (iii) the settlement includes the admission of any wrongdoing by the Indemnified Party or any of its Affiliates or (iv) the Indemnifying Party does not pay all amounts in such settlement.

(c)            If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the Indemnifying Party shall pay the fees and expenses of such separate counsel if (i) representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (ii) there are material legal defenses available to an Indemnified Party that are different from or in addition to those available to the Indemnifying Party. In case the Indemnified Party chooses to participate in the defense of a Third-Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third-Party Claim.

(d)            Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided that no party shall be required to disclose any such records or information that would result in the loss of attorney-client privilege, but such party shall use its commercially reasonable efforts to develop an alternative to providing such records or information that is reasonably acceptable to the other party.

(e)           An Indemnified Party shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss.

(f)             Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall have any right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is (i) taken into account in the calculation of Cash, Indebtedness, Net Working Capital or Transaction Expenses, in each case, as finally determined pursuant to Section 2.06, or (ii) a possible or potential Loss that an Indemnified Party believes may be incurred rather than an actual Loss that has, in fact, been incurred by an Indemnified Party (provided that this clause (ii) shall not limit the ability of any Indemnified Party to submit a notice of a claim in accordance with Section 10.03(a) or Section 10.04).

Section 10.04.  Direct Claim Procedures. If an Indemnified Party has a claim for indemnification under Section 10.01 or Section 10.02 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnification obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.11.

Section 10.05.  Limitation of Liability. (a) No Indemnifying Party will be liable for Losses under this Article 10 that are special, indirect, incidental, exemplary, consequential, punitive or other similar damages, or damages for loss profit or diminution in value, except where the damages are claimed by or awarded to a third party in a Third-Party Claim. The amount of any Losses shall be net of (i) any recovery or benefit (including insurance and indemnification) paid to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification, and if the Indemnified Party or any of its Affiliates receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party and (ii) any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Losses (determined on a with and without basis) in the tax year the Loss is incurred or the indemnity payment is made, any prior year and the two subsequent tax years after such Loss or indemnity payment.

(b)            Each party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to mitigate any Loss indemnifiable under this Article 10 upon and after becoming aware of any event that would reasonably be expected to give rise to any such Loss.

Section 10.06.  Exclusion of Other Remedies. From and after the Closing, the indemnification obligations set forth in this Article 10 will constitute the sole and exclusive remedies of the parties for any Losses based on, arising out of or otherwise in respect of any matter addressed in this Article 10, except for remedies involving specific performance or other equitable relief pursuant to Section 11.13.

Article 11
Miscellaneous

Section 11.01.  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer to:

c/o New Mountain Capital, L.L.C.

1633 Broadway, 48th Floor

New York, New York 10019

Attention: Peter Masucci; Gandharv Bedi

E-mail: PMasucci@newmountaincapital.com; GBedi@newmountaincapital.com with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Benjamin P. Schaye; Matthew B. Rogers
Email: ben.schaye@stblaw.com; MRogers@stblaw.com

if to Seller to:

Verisk Analytics, Inc.

545 Washington Boulevard

Jersey City, NJ 07310

Attention: Kathy Card Beckles; Thomas Wong

E-mail: Kathlyn.CardBeckles@verisk.com; Thomas.Wong@verisk.com with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Marc O. Williams
E-mail: marc.williams@davispolk.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received during normal business hours in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02.  Seller Disclosure Schedule. The parties acknowledge and agree that (i) matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required to be reflected therein, (ii) the inclusion of any items or information in the Seller Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Buyer, (iii) the disclosure by Seller of any matter in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iv) if any section of the Seller Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Seller Disclosure Schedule or the statements contained in any Section of Article 3 reasonably apparent on its face, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Seller Disclosure Schedule, (v) except as provided in clause (iv) above, headings have been inserted in the Seller Disclosure Schedule for convenience of reference only, and (vi) the Seller Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement. Without limiting the generality of the foregoing, all references in the Seller Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence or existence of breaches or defaults by Seller, any of its Subsidiaries or third parties, or similar matters or statements, are intended only to allocate rights and risks among the parties to this Agreement and are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any party by or in favor of any Person who is not a party to this Agreement.

Section 11.03.  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, or assign or transfer in a sale of all or substantially all of the Business, its rights under this Agreement; provided that, notwithstanding any such assignment, Buyer shall remain responsible for all obligations applicable to Buyer hereunder.

Section 11.04.  Entire Agreement. This Agreement, the Confidentiality Agreement, the Guarantee, the Equity Commitment Letter and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 11.05.  Amendment and Waiver. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)            The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.06.  Costs. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense.

Section 11.07.  Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use commercially reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 11.08.  Third Party Rights. Except for Section 5.10, Section 5.14 and Section 11.09, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or Liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns.

Section 11.09.  Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. (a) Buyer waives and will not assert, and agrees to cause the Companies to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller, or any shareholder, officer, employee or director of any Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any other Transaction Agreement or transactions contemplated hereby or thereby, including any litigation or other dispute proceeding between or among Buyer or its Affiliates, any Company and any Designated Person, by Davis Polk & Wardwell LLP or any other legal counsel currently representing any Company in connection with this Agreement or any other agreements or transactions contemplated thereby (whether or not such legal counsel also represented Seller) (such counsel, the “Designated Counsel” and such representation, the “Current Representation”), even though the interests of such Designated Person may be directly adverse to Buyer or its Affiliates or any Company.

(b)            It is the intention of the parties hereto that all rights to any attorney-client privilege applicable to communications between any Designated Counsel (the “Attorney-Client Privilege”) shall be retained (or assigned to Seller to the extent necessary) and controlled solely by Seller (and not any such Company); provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated thereby. Accordingly, the Companies shall not have access to any such communications, or to the files of any Designated Counsel in connection with the Current Representation, from and after the Closing. The Attorney-Client Privilege shall survive the Closing and shall remain in effect. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that the Attorney-Client Privilege survives Closing and remains in effect and be assigned to (to the extent necessary) and controlled by Seller. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and the Companies shall not be holders thereof, (ii) to the extent that files of any Designated Counsel constitute property of a client, only Seller and its Affiliates shall hold such property rights and (iii) with respect to any privileged attorney-client communications (the “Privileged Communications”) between any Designated Counsel prior to the Closing Date, Buyer and the Companies, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties hereto after the Closing. For the avoidance of doubt, the Companies are not waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of this Agreement, the Transaction Agreements and the transaction contemplated hereby and thereby) in connection with any third party litigation.

(c)            Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Companies), that solely in the event of a dispute between Seller or an Affiliate of Seller, on the one hand, and any Company, on the other hand, arising out of or relating to this Agreement or the Transaction Agreements or the transactions contemplated hereby and thereby in which any Designated Counsel jointly represented both (i) Seller and (ii) any Company, if applicable, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent disclosure by such Designated Counsel to Seller or an Affiliate of Seller of any information or documents developed or shared during the course of any such joint representation.

(d)            In the event that any third party shall seek to obtain from Buyer or its Affiliates (including, after the Closing, any Company) attorney-client communications involving any Designated Counsel, then Buyer shall notify Seller of such application sufficiently in advance of any hearing on the application to permit Seller to participate in any such proceedings.

Section 11.10.  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by e-mail attachment shall be an effective mode of delivery.

Section 11.11.  Jurisdiction. The parties hereto agree that, except as set forth in Section 2.06, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court thereof within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.12.  Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.13.  Specific Performance. (a) The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 11.13(b), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, the Guarantee and/or the Equity Commitment Letter and to specifically enforce the terms and provisions of this Agreement, the Guarantee and/or the Equity Commitment Letter by any other party, without proof of actual damages or otherwise, in the Chancery Court of the State of Delaware and any state appellate court thereof within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b)            Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Seller shall be entitled to specific performance to fully enforce the terms of the Equity Commitment Letter against Sponsor and to cause the Equity Financing to be funded (including by requiring Buyer to file and litigate one or more lawsuits against Sponsor in order to fully enforce Sponsor’s obligations, and the rights of Buyer, thereunder) and to cause Buyer to effect the Closing in accordance with Section 2.03 and pay any amounts that may become due hereunder only if (A) all of the conditions set forth in Sections 8.01(a) and 8.01(b) have been satisfied or waived by Buyer (other than those conditions that by their terms or nature are to be satisfied at the Closing and those conditions the failure of which to be satisfied is caused by or results from a breach by Buyer of this Agreement), (B) Seller has irrevocably confirmed in writing that if specific performance is granted and the Financing is funded, then it is ready, willing and able to consummate the Closing, and (C) Buyer fails to consummate the Closing on or prior to the date when the Closing should have occurred pursuant to Section 2.03.

(c)            Buyer acknowledges and agrees that Seller may pursue both a grant of specific performance under this Section 11.13 and the payment of the Termination Fee; provided that in no event shall Seller be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) the Termination Fee.

Section 11.14.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING IN ANY LEGAL PROCEEDING AGAINST ANY DEBT FINANCING SOURCE ARISING OUT OF OR RELATED TO THE DEBT COMMITMENT LETTER. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.14.

Section 11.15.  Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, but without affecting the terms of any agreement in respect of any Financing, Seller and each of the Companies, on behalf of itself and each of their respective controlled Affiliates (but not, for the avoidance of doubt, Buyer) hereby: (a) agrees that any suit, action or proceeding involving the Debt Financing Sources arising out of or relating to this Agreement, any Debt Financing Agreement of Buyer related to the transactions contemplated by this Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such suit, action or proceeding to the exclusive jurisdiction of such court; (b) agrees that any such suit, action or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction); (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any suit, action or proceeding of any kind or description against any Debt Financing Source in any way arising out of or relating to, this Agreement, any Debt Financing Agreement of Buyer related to the transactions contemplated by this Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any suit, action or proceeding involving the Debt Financing Sources in any way arising out of or relating to, this Agreement, any Debt Financing Agreement of Buyer related to the transactions contemplated by this Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Debt Financing Sources will have any liability to Seller, any Company or any of their respective controlled Affiliates or representatives relating to or arising out of this Agreement, any Debt Financing Agreement of Buyer related to the transactions contemplated by this Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; (g) hereby waives any and all claims and causes of action against the Debt Financing Sources relating to or arising out of this Agreement, any Debt Financing Agreement of Buyer related to the transactions contemplated by this Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; (h) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any suit, action or proceeding against any Debt Financing Source under this Agreement, any Debt Financing Agreement of Buyer related to the transactions contemplated by this Agreement or the transactions contemplated hereby or thereby; (i) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.15; and (j) agrees that the provisions of this Section 11.15 and the definition of “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any manner materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

[Signature page(s) follow(s).]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first written above.

TAMARACK BUYER, L.L.C.

By:	/s/ Pete Masucci
	Name:	Peter Masucci
	Title:	President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first written above.

VERISK ANALYTICS, INC.

By:	/s/ Lee M. Shavel
	Name:	Lee M. Shavel
	Title:	Group President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first written above.

3E COMPANY ENVIRONMENTAL, ECOLOGICAL AND ENGINEERING

By:	/s/ Lee M. Shavel
	Name:	Lee M. Shavel
	Title:	Group President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]